Exhibit 1

                                                               EXECUTION VERSION



                          AGREEMENT AND PLAN OF MERGER


                                      Among


                                   BASELL AF,


                        BIL ACQUISITION HOLDINGS LIMITED


                                       and


                            LYONDELL CHEMICAL COMPANY


                            Dated as of July 16, 2007





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                                TABLE OF CONTENTS


                                                                           Page
                                                                           ----
                                    ARTICLE I

                                   THE MERGER

1.1    The Merger; Effective Time of the Merger..............................1
1.2    Closing...............................................................1
1.3    Effect of the Merger..................................................2
1.4    Certificate of Incorporation and Bylaws...............................2
1.5    Directors and Officers................................................2
1.6    Convertible Debentures................................................2

                                   ARTICLE II

          EFFECT OF THE MERGER ON THE CAPITAL STOCK OF THE COMPANY AND
                      MERGER SUB; EXCHANGE OF CERTIFICATES

2.1    Effect of the Merger on Capital Stock..................................3
2.2    Appraisal Rights.......................................................4
2.3    Treatment of Company Options...........................................5
2.4    Treatment of Restricted Company Common Stock...........................5
2.5    Payment for Performance Units..........................................5
2.6    Payment for Securities.................................................5

                                   ARTICLE III

                         REPRESENTATIONS AND WARRANTIES

3.1    Representations and Warranties of the Company..........................9
3.2    Representations and Warranties of Parent and Merger Sub...............28

                                   ARTICLE IV

          COVENANTS RELATING TO CONDUCT OF BUSINESS PENDING THE MERGER

4.1    Conduct of Business by the Company Pending the Merger.................33
4.2    No Solicitation.......................................................38

                                    ARTICLE V

                              ADDITIONAL AGREEMENTS

5.1    Preparation of Proxy Statement........................................41

                                       i

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5.2    Access to Information.................................................42
5.3    Stockholders' Meeting and Board Recommendation........................43
5.4    Regulatory Approvals..................................................43
5.5    Employee Matters......................................................45
5.6    Indemnification; Directors' and Officers' Insurance...................47
5.7    Agreement to Defend...................................................49
5.8    Public Announcements..................................................49
5.9    Advice of Certain Matters; Control of Business........................50
5.10   Conveyance Taxes......................................................50
5.11   Investigation by Parent and Merger Sub; No Other Representations or
       Warranties............................................................50
5.12   Financing.............................................................51
5.13   Reasonable Best Efforts; Notification.................................52
5.14   Rule 16b-3............................................................54
5.15   New Jersey Industrial Site Recovery Act...............................54
5.16   Tender Offer..........................................................55
5.17   Business of Parent....................................................56

                                   ARTICLE VI

                              CONDITIONS PRECEDENT

6.1    Conditions to Each Party's Obligation to Effect the Merger............56
6.2    Additional Conditions to Obligations of Parent and Merger Sub.........57
6.3    Additional Conditions to Obligations of the Company...................58

                                   ARTICLE VII

                                   TERMINATION

7.1    Termination.............................................................
7.2    Notice of Termination; Effect of Termination..........................60
7.3    Expenses and Other Payments...........................................61

                                  ARTICLE VIII

                               GENERAL PROVISIONS

8.1    Schedule Definitions...................................................62
8.2    Nonsurvival of Representations, Warranties and Agreements..............62
8.3    Notices................................................................62
8.4    Rules of Construction..................................................63
8.5    Counterparts...........................................................65
8.6    Entire Agreement; No Third Party Beneficiaries.........................65
8.7    Governing Law; Venue; Waiver of Jury Trial.............................65
8.8    No Remedy in Certain Circumstances.....................................66
8.9    Assignment...............................................................


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8.10   Affiliate Liability....................................................67
8.11   Specific Performance...................................................67
8.12   Joint Liability........................................................67
8.13   Amendment..............................................................67
8.14   Extension; Waiver......................................................67

                             INDEX OF DEFINED TERMS

Definition                                                              Section
----------                                                              -------

Adverse Recommendation Change..............................................37
Affiliate...................................................................8
Agreement...................................................................1
Alternate Financing........................................................50
Annual Report..............................................................33
Antitrust Authority........................................................42
Antitrust Laws.............................................................42
Antitrust Prohibition......................................................42
Appraisal Shares............................................................4
Book-Entry Shares...........................................................6
Business Day................................................................2
Cap Amount.................................................................47
Certificate of Merger.......................................................1
Certificates................................................................6
Closing.....................................................................1
Closing Date................................................................2
Code.......................................................................19
Company.....................................................................1
Company Affiliate..........................................................64
Company Bylaws.............................................................10
Company Certificate of Incorporation.......................................10
Company Common Stock........................................................3
Company Contracts..........................................................26
Company Convertible Notes...................................................2
Company Disclosure Letter...................................................9
Company Intellectual Property..............................................23
Company Material Adverse Effect............................................10
Company Permits............................................................16
Company Preferred Stock....................................................11
Company Required Vote......................................................39
Company SEC Documents......................................................14
Company Stock Option........................................................5
Company Stock Plans.........................................................5
Company Termination Fee....................................................58
Confidentiality Agreement..................................................40
Continuing Directors.......................................................53
Convertible Note Notice Date................................................3
Corporate Officers.........................................................34
Debt Commitment Letter.....................................................29
Debt Financing.............................................................49

DGCL........................................................................1
Divestiture Action.........................................................42
Effective Time..............................................................1
Employee Benefit Plan......................................................19
Encumbrances...............................................................12
Environmental Laws.........................................................24
ERISA......................................................................19
ERISA Affiliate............................................................19
Exchange Act...............................................................13
Fin 48.....................................................................33
First Eligible Closing Date.................................................2
Foreign Benefit Plan.......................................................19
GAAP.......................................................................14
Governmental Entity........................................................13
Hazardous Materials........................................................24
Indemnified Liabilities....................................................46
Indemnified Persons........................................................45
Indenture...................................................................2
Intellectual Property......................................................23
Interim Period.............................................................53
ISRA.......................................................................52
knowledge..................................................................17
Letter of Transmittal.......................................................6
Marketing Period............................................................2
Material Leased Real Property..............................................26
Material Real Property Lease...............................................27
Merger......................................................................1
Merger Consideration........................................................3
Merger Sub..................................................................1
Minimum Condition..........................................................52
New Commitment Letter......................................................50
New Jersey Property........................................................52
Notice of Adverse Recommendation Change....................................37
Option Consideration........................................................5
Option Surrender Agreement..................................................5
Owned Real Property........................................................26
Parent......................................................................1
Parent Closing Option.......................................................2
Parent Disclosure Letter...................................................27
Parent Financial Statements................................................31
Parent Group...............................................................43
Parent Material Adverse Effect.............................................27
Paying Agent................................................................6
Payment Fund................................................................6
PBGC.......................................................................20
Performance Unit Consideration..............................................5

Performance Units...........................................................5
Permitted Encumbrances.....................................................24
Person......................................................................7
Premerger Notification Rules...............................................41
Proxy Statement............................................................13
Quarterly Report...........................................................33
Release....................................................................24
Representatives............................................................40
Right......................................................................12
Rights Agreement...........................................................12
Rights Agreement Amendment.................................................27
Sarbanes-Oxley Act.........................................................14
SEC........................................................................14
Section 203................................................................26
Securities Act.............................................................14
Significant Subsidiary.....................................................10
Subsidiary.................................................................11
Superior Proposal..........................................................39
Surviving Corporation.......................................................2
Takeover Proposal..........................................................38
Tax Returns................................................................18
Taxes......................................................................18
Tender Offeror.............................................................52
Terminable Breach..........................................................57
Termination Date...........................................................57
Third Party................................................................39
Title IV Plan..............................................................20
Transaction Agreements.....................................................11
Transactions................................................................1
Voting Debt................................................................11
WARN Act...................................................................22

                          AGREEMENT AND PLAN OF MERGER


         AGREEMENT AND PLAN OF MERGER, dated as of July 16, 2007 (this "Agreement"), among Basell AF, a Luxembourg company ("Parent"), BIL Acquisition Holdings Limited, a Delaware corporation and a wholly-owned subsidiary of Parent ("Merger Sub"), and Lyondell Chemical Company, a Delaware corporation (the "Company").


         WHEREAS, the respective Boards of Directors of the Company, the Parent and Merger Sub have unanimously approved and declared advisable, this Agreement and the merger of Merger Sub with and into the Company (the "Merger"), on the terms and subject to the conditions provided for in this Agreement; and


         WHEREAS, Parent, Merger Sub and the Company desire to make certain representations, warranties, covenants and agreements in connection with the Merger and the other transactions contemplated by this Agreement (collectively, the "Transactions") and also to prescribe various conditions to the Merger and the other Transactions.


         NOW, THEREFORE, in consideration of the foregoing and the representations, warranties, covenants and agreements herein contained, the parties to this Agreement agree as follows:

                                   ARTICLE I

                                   THE MERGER
                                   -----------

         1.1 The Merger; Effective Time of the Merger. Upon the terms and subject to the conditions of this Agreement, at the Effective Time, Merger Sub shall be merged with and into the Company in accordance with provisions of the General Corporation Law of the State of Delaware (the "DGCL"). As soon as practicable on the Closing Date, at the closing of the Merger (the "Closing"), the parties hereto shall cause the Merger to be consummated by filing a certificate of merger prepared and executed in accordance with the relevant provisions of the DGCL (the "Certificate of Merger") with the Office of the Secretary of State of the State of Delaware. The Merger shall become effective upon the filing of the Certificate of Merger with the Office of the Secretary of State of the State of Delaware (the date and time of the filing of the Certificate of Merger with the Secretary of State of the State of Delaware, or such later time as agreed upon by Parent and the Company and specified in the Certificate of Merger, the "Effective Time").

         1.2 Closing. The Closing shall take place at 9:30 a.m., New York, New York time, on a date that is two Business Days following the satisfaction or (to the extent permitted by applicable law) waiver in accordance with this Agreement of the last to occur of the conditions set forth in ARTICLE VI (other than any such conditions which by their nature cannot be satisfied until the Closing Date, which shall be required to be so satisfied or (to the extent permitted by applicable law) waived in accordance with this Agreement on the Closing Date (such date being, the "First Eligible Closing Date") at the offices of Skadden, Arps, Slate, Meagher & Flom LLP in New York, New York, or such other place as Parent and the Company may agree in writing. Notwithstanding the foregoing, at the option of the Parent (the "Parent Closing Option") the Closing may take place on a date that is the earlier of (a) a Business Day on or after the First Eligible Closing Date during the Marketing Period to be specified by Parent on no less than five Business Days notice to the Company and (b) the final day of the Marketing Period. The "Closing Date" shall mean the date on which the Closing occurs. "Business Day" shall mean a day other than a day on which banks in the State of New York or the State of Delaware are authorized or obligated to be closed. "Marketing Period" shall mean the period commencing on the First Eligible Closing Date and ending on the earlier to occur of (i) the 20th Business Day thereafter, and (ii) the last Business Day prior to the Termination Date. If Parent elects to exercise the Parent Closing Option, then from and after the First Eligible Closing Date, the conditions in Section 6.2(a), Section 6.2(b), and Section 6.2(d) shall be deemed to have been satisfied. If the Closing is scheduled to occur on a date other than a Business Day, then the Closing shall occur on the immediately following Business Day.

         1.3 Effect of the Merger. At the Effective Time, Merger Sub shall be merged with and into the Company and the separate existence of Merger Sub shall cease and the Company shall continue its existence under the laws of the State of Delaware as the surviving corporation (in such capacity, the Company is sometimes referred to herein as the "Surviving Corporation"). The Merger shall have the effects set forth in this Agreement and the applicable provisions of the DGCL.

         1.4 Certificate of Incorporation and Bylaws. At the Effective Time and subject to Section 5.6(b), (a) the Certificate of Incorporation of the Surviving Corporation shall be amended to read in its entirety in the form of Exhibit A hereto, and, as so amended, such Certificate of Incorporation shall be the Certificate of Incorporation of the Surviving Corporation until thereafter amended in accordance with its terms and applicable law and (b) the Bylaws of Merger Sub shall be the Bylaws of the Surviving Corporation until thereafter amended in accordance with their terms and applicable law, except that, at the Effective Time, Article I of such Bylaws shall be amended to provide that the corporate name of the Surviving Corporation is "Lyondell Chemical Company."

         1.5 Directors and Officers. From and after the Effective Time, the directors of Merger Sub shall be the directors of the Surviving Corporation, and such directors shall serve until their successors have been duly elected or appointed and qualified or until their death, resignation or removal in accordance with the Certificate of Incorporation and Bylaws of the Surviving Corporation. The officers of the Company immediately prior to the Effective Time shall be the officers of the Surviving Company, each to hold office until the earlier of their resignation or removal.

         1.6 Convertible Debentures. In accordance with the terms of the Indenture, dated as of November 25, 2003 (as amended, the "Indenture"), between Millennium America Inc, as issuer, and The Bank of New York, as trustee, with respect to the Company's 4% Convertible Senior Debentures (the "Company Convertible Notes"), the Board of Directors of the Company shall, not less than two (2) Business Days prior to the date fifteen (15) days prior to anticipated effective date of the Merger (such date, the "Convertible Note Notice Date"), in accordance with the Indenture, publish a notice on the Company's website or such other public medium as it may use at that time, stating, among other things, (i) that the Company is about to merge with another Person pursuant to which the Company Common Stock will be converted into cash and (ii) that the Company Convertible Notes may be surrendered for conversion at any time from and after the Convertible Note Notice Date and ending on and including the date fifteen (15) days after the Effective Date. At the Effective Time, Parent shall contribute to the Company an amount in cash necessary to repurchase all such Company Convertible Notes.

                                   ARTICLE II

          EFFECT OF THE MERGER ON THE CAPITAL STOCK OF THE COMPANY AND
          ------------------------------------------------------------
                      MERGER SUB; EXCHANGE OF CERTIFICATES
                      ------------------------------------

         2.1 Effect of the Merger on Capital Stock. At the Effective Time, by virtue of the Merger and without any action on the part of any party or the holder of any of the following securities:

             (a) Capital Stock of Merger Sub. Each share of capital stock of Merger Sub issued and outstanding immediately prior to the Effective Time shall be converted into and shall represent one share of common stock, par value $0.01 per share, of the Surviving Corporation, so that, after the Effective Time, Parent shall be the holder of all of the issued and outstanding shares of the Surviving Corporation's common stock.

             (b) Capital Stock of the Company.

                 (i) Subject to the other provisions of this ARTICLE II, each share of common stock of the Company, par value $1.00 per share ("Company Common Stock"), issued and outstanding immediately prior to the Effective Time (excluding any shares of Company Common Stock described in clause (ii) of this Section 2.1(b) and any Appraisal Shares), including for the avoidance of doubt any shares of Company Common Stock outstanding immediately prior to the Effective Time whose prior restrictions have lapsed pursuant to Section 2.4 shall be converted into the right to receive $48.00 in cash, without interest (the "Merger Consideration"). All such shares of Company Common Stock, when so converted, shall cease to be outstanding and shall automatically be canceled and cease to exist. Each holder of a certificate previously representing any such shares of Company Common Stock shall cease to have any rights with respect thereto, except the right to receive the Merger Consideration.

                 (ii) All shares of Company Common Stock held by the Company as treasury shares or by Parent or Merger Sub or by any Subsidiary of Parent, Merger Sub or the Company, in each case immediately prior to the Effective Time, shall automatically be canceled and cease to exist as of the Effective Time without any conversion thereof, and no consideration shall be delivered or deliverable therefor.

             (c) Impact of Stock Splits, Etc. In the event of any change in the number of shares of Company Common Stock, or securities convertible or exchangeable into or exercisable for shares of Company Common Stock (including Company Stock Options), issued and outstanding between the date of this Agreement and the Effective Time by reason of any stock split, stock dividend, subdivision, reclassification, recapitalization, combination, exchange of shares or the like, the Merger Consideration to be paid for each share of Company Common Stock, the Performance Unit Consideration to be paid for any Performance Unit, or the Option Consideration to be paid for any Company Stock Option, as the case may be, as provided in this Agreement shall be appropriately adjusted to provide the holders of Company Common Stock the same economic effect as contemplated by this Agreement prior to such action and, as so adjusted, shall, from and after the date of such event, be the Merger Consideration, Performance Unit Consideration or the Option Consideration, as the case may be, subject to further adjustment in accordance with this Section 2.1(c).

         2.2 Appraisal Rights. Notwithstanding anything in this Agreement to the contrary, shares of Company Common Stock issued and outstanding immediately prior to the Effective Time that are held by any record holder (excluding any shares described in Section 2.1(b)(ii)) who is entitled to demand and properly demands appraisal of such shares pursuant to, and who complies in all respects with, the provisions of Section 262 of the DGCL (the "Appraisal Shares") shall not be converted into the right to receive the Merger Consideration payable pursuant to Section 2.1(b), but instead, at the Effective Time, the holders of Appraisal Shares shall become entitled to payment of the fair value of such shares in accordance with the provisions of Section 262 of the DGCL and at the Effective Time, all Appraisal Shares shall no longer be outstanding and shall automatically be canceled and cease to exist and the holder of such shares shall cease to have any rights with respect thereto, except as set forth in this
Section 2.2. Notwithstanding the foregoing, if any such holder shall fail to perfect or otherwise shall waive, withdraw or lose the right to appraisal under
Section 262 of the DGCL or a court of competent jurisdiction shall determine that such holder is not entitled to the relief provided by Section 262 of the DGCL, then the right of such holder to be paid the fair value of such holder's Appraisal Shares under Section 262 of the DGCL shall be forfeited and cease and each of such holder's Appraisal Shares shall be deemed to have been converted at the Effective Time into, and shall have become, the right to receive, without interest thereon, the Merger Consideration. The Company shall deliver prompt notice to Parent of any notice received by the Company of intent to demand and of any demands received by the Company for appraisal of any shares of Company Common Stock, attempted withdrawals of such demands and any other instruments served pursuant to the DGCL that are received by the Company for appraisal of any shares of Company Common Stock, and provide Parent with the opportunity to participate in and control all negotiations and proceedings with respect to demands for appraisal under the DGCL. Prior to the Effective Time, the Company shall not, without the prior written consent of Parent, make any payment with respect to, or settle or offer to settle, any such demands, or agree to do any of the foregoing.


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

         2.3 Treatment of Company Options. The Company agrees that it will take such actions as are necessary to cause at the Effective Time each option for the purchase of Company Common Stock then outstanding ("Company Stock Option"), whether or not exercisable, under the Company's Amended and Restated 1999 Incentive Plan, the Company's Stock Option Plan for Non-Employee Directors, the Millennium Chemicals Inc. Long-Term Stock Incentive Plan and the Millennium Chemicals Inc. 2001 Omnibus Incentive Compensation Plan (together with the plans listed in Section 2.4, the "Company Stock Plans"), to become fully exercisable (if not then fully exercisable), and such options shall immediately thereafter be cancelled and shall automatically cease to exist, and each holder of Company Stock Options shall cease to have any rights with respect to such Company Stock Option except the right to receive the following consideration upon delivery of an option surrender agreement, which shall be in a form reasonably agreed to by Parent and the Company prior to the Closing ("Option Surrender Agreement") in accordance with Section 2.6(b)(i)(B): for each share of Company Common Stock subject to such Company Stock Option, an amount in cash (without interest) equal to the excess, if any, of (i) the Merger Consideration payable in respect of a share of Company Common Stock over (ii) the per share exercise price of such Company Stock Option (such amount in cash as described above being hereinafter referred to as the "Option Consideration"). Parent and Merger Sub acknowledge and agree that the actions described in the preceding sentence shall occur at the Effective Time without any action on the part of Merger Sub, Parent or any of their respective stockholders.

         2.4 Treatment of Restricted Company Common Stock. Immediately prior to the Effective Time, the restrictions applicable to each share of restricted Company Common Stock (including Company Common Stock underlying restricted stock units) issued or granted pursuant to the Company's Non-Employee Directors Restricted Stock Plan, the Company's Amended and Restated 1999 Long-Term Incentive Plan and the Company's 1995 Restricted Stock Plan shall immediately lapse, and, at the Effective Time, each share of such Company Common Stock, restricted stock units and phantom stock shall be converted into the right to receive the Merger Consideration in accordance with the terms hereof.

         2.5 Payment for Performance Units. Immediately prior to the Effective Time, each outstanding grant of performance units or performance shares ("Performance Units") under the Company Stock Plans shall become fully vested and payable according to the terms of the Company Stock Plan and applicable form of award agreements and shall be converted into the right to receive from the Surviving Corporation, for such Performance Unit, an amount (subject to any withholding tax) in case equal to the sum of (i) the product of (A) the number of shares of Company Common Stock which the holder thereof would have been entitled to receive under the terms of the Performance Unit and (B) the Merger Consideration and (ii) the cash portion, if any, payable with respect to such Performance Unit (such amount in cash as described above being hereinafter referred to as the "Performance Unit Consideration").

         2.6 Payment for Securities.

             (a) Paying Agent; Payment Fund. Prior to the Effective Time, Merger Sub shall enter into an agreement with an entity designated by Parent and reasonably acceptable to the Company to act as agent for the holders of Company Common Stock and holders of the

Company Stock Options in connection with the Merger (the "Paying Agent") and to receive the Merger Consideration, the Option Consideration and the Performance Unit Consideration to which such holders shall become entitled pursuant to this
ARTICLE II. On the Closing Date and prior to the filing of the Certificate of Merger, Parent shall deposit, or cause to be deposited, with the Paying Agent, for the benefit of the holders of shares of Company Common Stock, the Company Stock Options, and the Performance Units for payment in accordance with this
ARTICLE II through the Paying Agent, cash in an amount sufficient to permit payment of the aggregate Merger Consideration payable pursuant to Section 2.1, the aggregate Option Consideration payable pursuant to Section 2.3, and the aggregate Performance Unit Consideration payable pursuant to Section 2.5 (the "Payment Fund"). The Paying Agent shall, pursuant to irrevocable instructions, deliver the Merger Consideration payable pursuant to Section 2.1, the Option Consideration payable pursuant to Section 2.3, and the Performance Unit Consideration payable pursuant to Section 2.5 in each case, out of the Payment Fund. The Payment Fund shall be invested by the Paying Agent, as directed by Parent, in short-term obligations of the United States of America with maturities of no more than 30 days or guaranteed by the United States of America and backed by the full faith and credit of the United States of America or in commercial paper obligations rated A-1 or P-1 or better by Moody's Investors Service, Inc. or Standard & Poor's Corporation, respectively; provided, however, that any interest or other income resulting from the investment of the Payment Fund shall be solely for the account of Parent or the Surviving Corporation. If for any reason (including losses) the Payment Fund is inadequate to pay the amounts to which holders of shares of Company Common Stock, Company Stock Options and the Performance Units shall be entitled under Section 2.1, Section
2.3 and Section 2.5, respectively, Parent shall take all steps necessary to enable or cause the Surviving Corporation promptly to deposit additional cash with the Paying Agent sufficient to make all payments required under this Agreement, and Parent and the Surviving Corporation shall in any event be liable for payment thereof. The Payment Fund shall not be used for any other purpose. The Surviving Corporation shall pay all charges and expenses of the Paying Agent in connection with the exchange of shares for the Merger Consideration and the cancellation of Company Stock Options for the Option Consideration and the calculation and payment of the Performance Unit Consideration. Any interest or other income resulting from Investment of the Payment Fund shall become part of the Payment Fund.

             (b) Payment Procedures.

                 (i) As soon as practicable after the Effective Time, Parent shall cause the Paying Agent to deliver:

                   (A) to each record holder, as of immediately prior to the Effective Time, of (1) an outstanding certificate or certificates which immediately prior to the Effective Time represented shares of Company Common Stock (the "Certificates") or (2) shares of Company Common Stock represented by book-entry ("Book-Entry Shares"), a customary letter of transmittal ("Letter of Transmittal") (which shall specify that delivery shall be effected, and risk of loss and title to the Certificates shall pass, only upon proper delivery of the

         Certificates to the Paying Agent or, in the case of Book-Entry Shares, upon adherence to the procedures set forth in the Letter of Transmittal, and which shall be in a customary form and agreed to by Parent and the Company prior to the Closing) and instructions for use in effecting the surrender of the Certificates or, in the case of Book-Entry Shares, the surrender of such shares, for payment of the Merger Consideration set forth in Section 2.1(b)(i);

                   (B) to each holder of a Company Stock Option as of the Effective Time (1) an Option Surrender Agreement, and (2) instructions for use in effecting the surrender of such Company Stock Option in exchange for the Option Consideration; and

                   (C) to each holder of a Performance Unit as of the Effective Time a notice setting forth such holders' rights pursuant to this Agreement.

                 (ii) Upon surrender to the Paying Agent of a Certificate or Book-Entry Shares, together with the Letter of Transmittal, duly completed and validly executed in accordance with the instructions thereto, and such other customary documents as may be reasonably required by the Surviving Corporation or the Paying Agent, the holder of such Certificate or Book-Entry Shares shall be entitled to receive in exchange therefor the Merger Consideration for each share formerly represented by such Certificate or Book-Entry Shares and such Certificate or book-entry shall then be canceled. No interest shall be paid or accrued for the benefit of holders of the Certificates or Book-Entry Shares on the Merger Consideration payable in respect of the Certificates or Book-Entry Shares. If payment of the Merger Consideration is to be made to an individual, partnership, limited liability company, corporation, joint stock company, trust, estate, joint venture, Governmental Entity, association or unincorporated organization, or any other form of business or professional entity ("Person"), other than the Person in whose name the surrendered Certificate is registered, it shall be a condition of payment that the Certificate so surrendered shall be properly endorsed or shall be otherwise in proper form for transfer and that the Person requesting such payment shall have paid any transfer and other Taxes required by reason of the payment of the Merger Consideration to a Person other than the registered holder of the Certificate surrendered or shall have established to the satisfaction of the Surviving Corporation that such Taxes either have been paid or are not applicable. Until surrendered as contemplated by this
     Section 2.6(b)(ii), each Certificate and each Book-Entry Share shall, subject to Section 2.2, be deemed at any time after the Effective Time to represent only the right to receive upon such surrender the Merger Consideration as contemplated by this ARTICLE II.

                 (iii) Upon cancellation of a Company Stock Option, together with the delivery of the Option Surrender Agreement, duly executed, and any other documents reasonably required by the Surviving Corporation or the Paying Agent, the holder of the Company Stock Option shall be entitled to receive in exchange therefor the amount of cash which such holder has the right to receive pursuant to the provisions of Section 2.3.

             (c) Termination of Rights.

                 (i) All Merger Consideration paid upon the surrender of and in exchange for shares of Company Common Stock in accordance with the terms hereof shall be deemed to have been paid in full satisfaction of all rights pertaining to such Company Common Stock. After the close of business on the date of the Effective Time, there shall be no further registration of transfers on the stock transfer books of the Surviving Corporation of the shares of Company Common Stock that were outstanding immediately prior to the Effective Time. If, after the Effective Time, Certificates or Book-Entry Shares (other than certificates evidencing shares described in clause (ii) of Section 2.1(b)) are presented to the Surviving Corporation for any reason, they shall be canceled and exchanged for the Merger Consideration payable in respect of the shares of Company Common Stock previously represented by such Certificates as provided in this ARTICLE II.

                 (ii) The cancellation of a Company Stock Option in exchange for the Option Consideration shall be deemed a release of any and all rights the holder had or may have had in respect of such Company Stock Option. Prior to the Effective Time, the Company shall take all action necessary (including causing the Board of Directors of the Company (or any committees thereof) to take such actions as are allowed by the Company Stock Plan) to ensure that, following the Effective Time, without any action required by any holder of Company Options, (A) no participant in the Company Stock Plan or any other plans, programs or arrangements of the Company shall have any right thereunder to acquire or otherwise receive any capital stock of, or other equity or similar interests in, the Company, the Surviving Corporation or any Affiliate (as such term is defined in Rule 405 under the Securities Act, an "Affiliate") thereof and (B) the Company Stock Options may be cancelled in exchange for the Option Consideration pursuant to the terms of this Agreement.

                 (iii) The payment of the Performance Unit Consideration shall be deemed a release of any and all rights the holder had or may have had in respect of such Performance Unit.

             (d) Termination of Payment Fund. Any portion of the Payment Fund (including any interest thereon) that remains undistributed to the former stockholders or optionholders of the Company on the 365th day after the date on which the Effective Time occurs shall be delivered to Parent or the Surviving Corporation, upon demand by either Parent or the Surviving Corporation, and any former common stockholders or optionholders of the Company who have not theretofore received the Merger Consideration or Option Consideration to which they are entitled under this ARTICLE II shall thereafter look only to the Surviving Corporation and Parent for payment of their claim for such amounts.

             (e) No Liability. None of the Surviving Corporation, Parent, Merger Sub or the Paying Agent shall be liable to any holder of Company Common Stock or Company Stock Option for any amount of Merger Consideration or Option Consideration, as applicable, delivered to a public official pursuant to any applicable abandoned property, escheat or similar law. If any Certificate, Book-Entry Share or Company Stock Option has not been surrendered prior to the time that is immediately prior to the time at which Merger Consideration or Option Consideration in respect of such Certificate, Book-Entry Share or Company Stock Option would otherwise escheat to or become the property of any Governmental Entity, any such shares, cash, dividends or distributions in respect of such Certificate, Book-Entry Share or Company Stock Option shall, to the extent permitted by applicable law, become the property of Parent, free and clear of all claims or interest of any Person previously entitled thereto.

             (f) Lost, Stolen, or Destroyed Certificates. If any Certificate (other than a Certificate evidencing shares described in clause (ii) of Section 2.1(b)) shall have been lost, stolen or destroyed, upon the making of an affidavit of that fact by the Person claiming such Certificate to be lost, stolen or destroyed and, if reasonably required by Parent or the Surviving Corporation, the posting by such Person of a bond in such reasonable amount as Parent or the Surviving Corporation may direct as indemnity against any claim that may be made against it with respect to such Certificate, the Paying Agent shall issue in exchange for such lost, stolen or destroyed Certificate the amount of Merger Consideration payable in respect of the number of shares of Company Common Stock formerly represented by such Certificate pursuant to the provisions of this ARTICLE II.

             (g) Withholding Taxes. Notwithstanding anything in this Agreement to the contrary, Parent, the Surviving Corporation and the Paying Agent shall be entitled to deduct and withhold from the consideration otherwise payable to any holder of Company Common Stock, Company Stock Options or Performance Units pursuant to this Agreement any amount required (or reasonably believed to be required) to be deducted and withheld with respect to the making of such payment under applicable Tax laws. To the extent that amounts are so properly withheld by the Paying Agent, the Surviving Corporation or Parent, as the case may be, such withheld amounts shall be treated for all purposes of this Agreement as having been paid to the holder of the Company Common Stock, Company Stock Options or Performance Units, as applicable, in respect of which such deduction and withholding was made by the Paying Agent, the Surviving Corporation or Parent, as the case may be.

                                  ARTICLE III

                         REPRESENTATIONS AND WARRANTIES
                         ------------------------------

         3.1 Representations and Warranties of the Company. Except as set forth on the disclosure letter dated as of the date of this Agreement and delivered by the Company to

Parent and Merger Sub on or prior to the date of this Agreement (the "Company Disclosure Letter") and except as disclosed in the Company SEC Documents filed with the SEC prior to the date hereof (other than disclosures in "Disclosure Regarding Forward-Looking Statements" and "Risk Factors" sections of such Company SEC Documents and only to the extent reasonably apparent in the Company SEC Document that such disclosed item is an event, item or occurrence that relates to the subject matter of, or would constitute a breach of a representation or warranty set forth in this Section 3.1), the Company represents and warrants to Parent and Merger Sub as follows:

             (a) Organization, Standing and Power. Each of the Company and its Subsidiaries is a corporation, partnership or limited liability company duly organized, validly existing and in good standing under the laws of its jurisdiction of incorporation or organization, has all requisite corporate, partnership or limited liability company power and authority to own, lease and operate its properties and to carry on its business as now being conducted, and each of the Company and its Subsidiaries is duly qualified and in good standing to do business in each jurisdiction in which the business it is conducting, or the operation, ownership or leasing of its properties, makes such qualification necessary, other than in such jurisdictions where the failure to qualify or be in good standing would not be reasonably likely to have, individually or in the aggregate, a Company Material Adverse Effect (as defined below). The Company has heretofore made available to Parent (for purposes of Article III, items that have been publicly filed by the Company pursuant to the SEC's "EDGAR system" shall be deemed to have been furnished and made available) complete and correct copies of its Amended and Restated Certificate of Incorporation (the "Company Certificate of Incorporation"), and its Amended and Restated Bylaws (the "Company Bylaws") as well as the similar organizational documents of each Significant Subsidiary, in each case as of the date hereof. The respective jurisdictions of incorporation or organization of each Significant Subsidiary of the Company are identified on Schedule 3.1(a) of the Company Disclosure Letter. The Company Certificate of Incorporation and Company Bylaws, and the charter and bylaws (or equivalent organizational documents), each as amended to date, of each of the Company's Subsidiaries are in full force and effect, and neither the Board of Directors of the Company nor, to the knowledge of the Company, any stockholder of the Company has taken any action to amend the Company Certificate of Incorporation or the Company Bylaws in any respect. As used in this
Agreement: (i) "Significant Subsidiary" means Millennium Chemicals Inc., Equistar Chemicals, LP and Houston Refining LP; (ii) a "Company Material Adverse Effect" means any occurrence, condition, change, event or development, or series of any of the foregoing, that, individually or in the aggregate, (i) is or is likely to be materially adverse to the properties, facilities, assets, liabilities, financial condition, business or results of operations of the Company and its Subsidiaries, taken as a whole (taking into account the effects of any material disruption of production at a significant facility of the Company for an extended period of time), or (ii) materially impairs, prevents or delays the ability of the Company to consummate the transactions contemplated hereby this Agreement or to perform its obligations hereunder; provided, however, that in no event shall any of the following constitute a Company Material Adverse Effect: (A) any occurrence, condition, change, event or effect resulting from or relating to changes in general economic or financial market conditions, including fluctuations in currency exchange rates; (B) any occurrence, condition, change, event or effect that affects the chemical industry or refining industry generally (including changes in commodity prices, general market prices and regulatory changes affecting the chemical industry or refining industry generally), (C) the outbreak or escalation of hostilities involving the United States, the declaration by the United States of a national emergency or war or the occurrence of any natural disasters and acts of terrorism (but not any such event resulting in any damage or destruction to or loss of the Company's or its Subsidiaries' physical properties to the extent such change or effect would otherwise constitute a Company Material Adverse Effect); (D) any changes resulting from the consummation of the Transactions contemplated by, or the announcement of the execution of this Agreement, (E) change in GAAP, or in the interpretation thereof, as imposed upon the Company, its Subsidiaries or their respective businesses, (F) any change in law or regulation, or in the interpretation thereof, (G) the downgrade in rating of any debt securities of the Company or any of its Subsidiaries by Standard & Poor's Rating Group, Moody's Investor Services, Inc. or Fitch Ratings, (H) changes in the price or trading volume of the Company's stock, (I) any legal proceedings made or brought by any of the current or former stockholders of the Company (on their own behalf or on behalf of the Company) arising out of or related to this Agreement or any of the Transactions, (J) any failure by the Company to meet projections of revenues or earnings for a period ending after the date of this Agreement or (K) any occurrence, condition, change, event or effect resulting from compliance by the Company and its Subsidiaries with the terms of this Agreement and each other agreement to be executed and delivered in connection herewith and therewith (collectively, the "Transaction Agreements"); except with respect to (A) - (C) and (F), in the event, and only to the extent, that such occurrence, condition, change, event or effect has had a disproportionate effect on the Company and its Subsidiaries, taken as a whole, as compared to other Persons engaged in the chemical industry or refining industry in the same geographic regions and segments as the Company and its Subsidiaries and except with respect to (G), (H) and (J), provided that nothing in any such clauses shall prevent a determination that any underlying causes of such changes resulted in a Company Material Adverse Effect. "Subsidiary" means, with respect to any party, any corporation, partnership, limited liability company or other legal entity or organization, whether incorporated or unincorporated, of which: (1) such party or any other Subsidiary of such party is a general partner or a managing member or has similar authority; or (2) at least a majority of the securities or other interests having by their terms ordinary voting power to elect a majority of the Board of Directors or others performing similar functions with respect to such corporation, partnership, limited liability company or other legal entity or organization is, directly or indirectly, owned or controlled by such party or by any one or more of its Subsidiaries.

             (b) Capital Structure. As of the date of this Agreement, the authorized capital stock of the Company consists of (i) 500,000,000 shares of Company Common Stock and (ii) 80,000,000 shares of preferred stock, par value $0.01 per share ("Company Preferred Stock"). At the close of business on June 30, 2007, the following were issued and outstanding: (A) 253,448,132 shares of Company Common Stock (excluding 739,186 treasury shares), (B) no shares of Company Preferred Stock, (C) 4,271,839 Company Stock Options pursuant to the Company Stock Plans, (D) 267,103 shares of restricted Company Common Stock pursuant to the Company Stock Plans; (E) 2,460,851 performance units (at target) issued pursuant to the Company Stock Plans, and (F) 2,625,752 shares representing phantom stock and phantom stock option grants under the Company Stock Plans. Other than the Company Convertible Notes, no Voting Debt (as defined below) was issued and outstanding. The term "Voting Debt" means bonds, debentures, notes or other indebtedness having the right to vote (or convertible into securities having the right to vote) on any matters on which stockholders of the Company may vote. All outstanding shares of Company Common Stock and all shares of stock of or interests in the Company's Subsidiaries are validly issued, fully paid and non-assessable, to the extent such stock or interest can be fully paid and non-assessable, and are not subject to preemptive or similar rights.
Schedule 3.1(b) of the Company Disclosure Letter lists, in the aggregate, as of June 29, 2007, all outstanding options, restricted stock (including restricted stock units) and phantom stock, warrants or other rights to subscribe for, purchase or acquire from the Company or any of its Subsidiaries any capital stock of the Company or securities convertible into or exchangeable or exercisable for capital stock of the Company (and the exercise, conversion, purchase, exchange or other similar price thereof). Except as set forth on
Schedule 3.1(b) of the Company Disclosure Letter, all outstanding shares of capital stock of the Subsidiaries of the Company are owned by the Company, or a direct or indirect wholly-owned Subsidiary of the Company and all such shares of Company Subsidiaries are owned by the Company free and clear of all liens, pledges, charges, encumbrances, claims, mortgages, deeds of trust, security interests, restrictions, rights of first refusal, defects in title, or other burdens, options or encumbrances of any kind ("Encumbrances") other than Permitted Encumbrances. Except as set forth in this Section 3.1(b) and except for the Company Convertible Notes, changes since June 30, 2007 resulting from the exercise of stock options outstanding at such date, stock grants or other awards granted in accordance with Section 4.1(b) and the Rights (the "Rights") attached to each issued and outstanding share of Company Common Stock and distributed pursuant to the Rights Agreement of the Company dated as of December 8, 1995, as amended (the "Rights Agreement") there are outstanding: (1) no shares of capital stock, Voting Debt or other voting securities of the Company;
(2) no securities of the Company or any Subsidiary of the Company convertible into or exchangeable or exercisable for shares of capital stock, Voting Debt or other voting securities of the Company or any Subsidiary of the Company, and (3) no options, restricted stock (including restricted stock units) and phantom stock, warrants, calls, rights (including preemptive or similar rights), commitments or agreements to which the Company or any Subsidiary of the Company is a party or by which it is bound in any case obligating the Company or any Subsidiary of the Company to issue, deliver, sell, purchase, redeem or acquire, or cause to be issued, delivered, sold, purchased, redeemed or acquired, additional shares of capital stock or any Voting Debt or other voting securities of the Company or any Subsidiary of the Company (including rights of first refusal), or obligating the Company or any Subsidiary of the Company to grant, extend or enter into any such option, warrant, call, right, commitment or agreement. Except as set forth on Schedule 3.1(b) of the Company Disclosure Letter, there are not any stockholder agreements, voting trusts or other agreements or understandings to which the Company is a party or by which it is bound relating to the voting of any shares of the capital stock of the Company. The Company has no (x) material joint venture or other similar material equity interests in any Person or (y) obligations, whether contingent or otherwise, to consummate any material additional investment (in the form of a loan, capital contribution or otherwise) in any Person other than its Subsidiaries and its joint ventures listed on Schedule 3.1(b) of the Company Disclosure Letter.

             (c) Authority; No Violations; Consents and Approvals.

                 (i) The Company has all requisite corporate power and authority to execute and deliver this Agreement and, subject, with respect to consummation of the Merger, to adoption of this Agreement by the stockholders of the Company in accordance with the DGCL and the Company Certificate of Incorporation and Company Bylaws, to consummate the Transactions. The execution and delivery of this Agreement by the Company and the consummation by the Company of the Transactions have been duly and validly authorized by all necessary corporate action on the part of the Company, subject, with respect to consummation of the Merger, to adoption of this Agreement by the stockholders of the Company in accordance with the DGCL and the Company Certificate of Incorporation and Company Bylaws. As of the date of this Agreement, the Board of Directors of the Company has determined by unanimous vote of those directors present at the meeting that the transactions contemplated hereby (including the Merger) are advisable and in the best interests of the Company stockholders and have determined to recommend that the Company stockholders adopt this Agreement. This Agreement has been duly executed and delivered by the Company and, assuming this Agreement constitutes the valid and binding obligation of Parent and Merger Sub, constitutes a valid and binding obligation of the Company enforceable in accordance with its terms, subject, as to enforceability, to bankruptcy, insolvency, reorganization, moratorium and other laws of general applicability relating to or affecting creditors' rights and to general principles of equity (regardless of whether such enforceability is considered in a proceeding in equity or at law).

                 (ii) The execution and delivery of this Agreement does not, and the consummation of the Transactions will not, result in any violation of, or default (with or without notice or lapse of time, or both) under, or acceleration of any material obligation or the loss of a material benefit under, give rise to any right of termination, cancellation or amendment of, or result in the creation of any Encumbrance upon any of the properties or assets of the Company or any of its Subsidiaries under, any provision of
     (A) the Company Certificate of Incorporation or Company Bylaws or any provision of the comparable charter or organizational documents of any of the Company's Subsidiaries, (B) any loan or credit agreement, note, bond, mortgage, indenture, lease or other agreement, permit, franchise or license to which the Company or any of its Subsidiaries is a party or by which it or any of its Subsidiaries or its or their respective properties or assets are bound, or (C) assuming the consents, approvals, orders, authorizations, registrations, filings or permits referred to in Section 3.1(c)(iii) are duly and timely obtained or made and the adoption of this Agreement by the stockholders of the Company has been obtained, any judgment, order, decree, statute, law, ordinance, rule or regulation of any court, governmental, regulatory or administrative agency or commission or other governmental authority or instrumentality, domestic or foreign (a "Governmental Entity") applicable to the Company or any of its Subsidiaries or any of their respective properties or assets; other than, in the case of each of (A) and
     (B), (1) any such violations, defaults, acceleration, losses, rights, or Encumbrances that would not be reasonably likely to have a Company Material Adverse Effect and (2) any such violations, defaults, acceleration, losses, rights or Encumbrances resulting from the Debt Financing.

                 (iii) No consent, approval, order or authorization of, or registration, declaration or filing with, or permit from, any Governmental Entity, is required to be obtained or made by the Company or any of its Subsidiaries in connection with the execution and delivery of this Agreement by the Company or the consummation by the Company of the Transactions, except for: (A) any such consents, approvals, orders, authorizations, registrations, declarations, filings or permits required in connection with the Debt Financing; (B) the filing with the SEC of (1) a proxy statement in preliminary and definitive form relating to the meeting of the stockholders of the Company to be held in connection with adoption of this Agreement (the "Proxy Statement") and (2) such reports under
     Section 13(a) of the Securities Exchange Act of 1934, as amended (the "Exchange Act"), and such other compliance with the Exchange Act and the rules and regulations thereunder, as may be required in --- connection with this Agreement and the Transactions; (C) the filing of the Certificate of Merger with the Office of the Secretary of State of the State of Delaware;
     (D) filings required by the New York Stock Exchange, Inc.; (E) such filings and approvals as may be required by any applicable state securities or "blue sky" or takeover laws; (F) such filings and approvals as may be required by any foreign premerger notification or competition, securities, corporate or other law, rule or regulation; and (G) any such consent, approval, order, authorization, registration, filing, or permit that the failure to obtain or make would not be reasonably likely to have a Company Material Adverse Effect.

             (d) SEC Documents.

                 (i) The Company has made available to Parent a true and complete copy of each report, statement, schedule, prospectus, registration statement and definitive proxy statement filed by the Company with the Securities and Exchange Commission (the "SEC") (the "Company SEC Documents"). The Company SEC Documents, including all forms, reports and documents filed by the Company with the SEC after the date hereof and prior to the Effective Time, (i) were and, in the case of the Company SEC Documents filed after the date hereof, will be, prepared in accordance with the applicable requirements of the Securities Act of 1933, as amended (the "Securities Act"), the Exchange Act and the Sarbanes-Oxley Act of 2002 and the rules and regulations promulgated thereunder, or any successor statute, rules or regulations thereto (the "Sarbanes-Oxley Act"), as the case may be, and the rules and regulations thereunder, and (ii) did not at the time they were filed (if amended or superseded by a filing prior to the date of this Agreement, then on the date of such filing), and in the case of such forms, reports and documents filed by the Company after the date of this Agreement, will not as of the time they are filed, contain any untrue statement of a material fact or omit to state a material fact required to be stated in such Company SEC Document or necessary in order to make the statements in such Company SEC Document, in light of the circumstances under which they were and will be made, not misleading. Except as set forth in Schedule 3.1(d) of the Company Disclosure Letter, none of the Subsidiaries of the Company is required to file any forms, reports, schedules, statements or other documents with the SEC. To the knowledge of the Company, none of the

     Company SEC Documents is the subject of ongoing SEC review or outstanding SEC comment.

                 (ii) Each of the consolidated financial statements contained in the Company SEC Documents (including in each case all notes and schedules thereto), including any Company SEC Documents filed after the date of this Agreement, complied or will comply, as of its respective date, in all material respects with all applicable accounting requirements and the rules and regulations of the SEC with respect thereto, was or will be prepared in accordance with accounting principles generally accepted in the United States ("GAAP") applied on a consistent basis during the periods involved (except as may be indicated in the notes thereto or, in the case of the unaudited statements, as permitted by Rule 10-01 of Regulation S-X of the
     SEC) and fairly presented or will fairly present in all material respects the financial position of the Company and its consolidated Subsidiaries as of their respective dates and the results of operations and the cash flows of the Company and its consolidated Subsidiaries for the periods presented therein, except that any unaudited interim financial statements do not include all of the information and notes required by GAAP for complete financial statements and are subject to normal and recurring year-end adjustments.


                 (iii) The chief executive officer and chief financial officer of the Company have made all certifications required by Sections 302 and 906 of the Sarbanes-Oxley Act, and statements contained in such certificates are complete and correct, and the Company is otherwise in material compliance with all applicable provisions of the Sarbanes-Oxley Act.

                 (iv) The Company has disclosed, based on its most recent evaluation, to the Company's auditors and the audit committee of the Board of Directors of the Company (i) any significant deficiencies and material weaknesses in the design or operation of internal control over financial reporting, which are reasonably likely to adversely affect in any material respect the Company's ability to record, process, summarize and report its consolidated financial information and; (ii) any fraud known to management, whether or not material that involved management or other employees who have a significant role in the Company's internal controls over financial reporting. As of the date hereof, the Company has not received any complaint or allegation in writing since January 1, 2005, regarding accounting, internal accounting controls, or auditing matters, including any such complaint regarding improper accounting or auditing matters. The Company and its consolidated Subsidiaries have established and maintain disclosure controls and procedures as defined in Rule13a-15(e) under the Exchange Act; such disclosures controls and procedures are reasonably designed to ensure that material information relating to the Company and its consolidated Subsidiaries is made known on a timely basis to the individuals responsible for the preparation of the Company's and its consolidated Subsidiaries' filings with the SEC and other public disclosure documents; and, as of the date hereof, to the knowledge of the Company the Company has not identified any material weaknesses in the design or operation of internal control over financial reporting. As of the date of this Agreement, to the knowledge of the Company, there is no reason to believe that its chief executive officer and chief financial officer will not be able to give the certifications and attestations required pursuant to the rules and regulations adopted pursuant to Section 302 of the Sarbanes-Oxley Act when next due.

             (e) Information Supplied. None of the information supplied or to be supplied by the Company for inclusion or incorporation by reference in the Proxy Statement will, at the date mailed to stockholders of the Company and at the time of the meeting of such stockholders to be held in connection with the Merger, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they are made, not misleading. The Proxy Statement in the form mailed to stockholders will comply as to form in all material respects with the provisions of the Exchange Act and the rules and regulations thereunder, except that no representation is made by the Company with respect to statements made therein based on information supplied by Parent or Merger Sub or their agents or representatives specifically for inclusion or incorporation by reference therein.

             (f) Absence of Certain Changes or Events.

                 (i) Since December 31, 2006 there (i) has not been any Company Material Adverse Effect or any event, change, effect or development that, individually or in the aggregate, would be reasonably likely to have a Company Material Adverse Effect and (ii) except as specifically contemplated or disclosed in this Agreement, neither the Company nor any of its Subsidiaries has taken any action through the date of this Agreement that, if taken during the period of this Agreement through the Effective Time, would require the consent of Parent under Sections 4.1(d), (e), (f),
     (g) or (l).

                 (ii) Since December 31, 2006, the Company and its Subsidiaries have conducted their business in the ordinary course of business consistent with past practice in all material respects.

             (g) No Undisclosed Material Liabilities. There are no liabilities of the Company or any of its Subsidiaries of any kind whatsoever, whether accrued, contingent, absolute, determined, determinable or otherwise, other than: (i) liabilities adequately provided for on the balance sheet of the Company dated as of March 31, 2007 (including the notes thereto) contained in the Quarterly Report; (ii) liabilities incurred in the ordinary course of business subsequent to March 31, 2007; (iii) liabilities for fees and expenses incurred in connection with the Transactions; (iv) liabilities not required to be presented on the face of an unaudited interim balance sheet prepared in accordance with GAAP; (v) liabilities incurred as permitted under Section 4.1(l); and (vi) liabilities that, individually and in the aggregate, have not had and would not reasonably be expected to have a Company Material Adverse Effect.

             (h) No Default. Neither the Company nor any of its Subsidiaries is in default or violation (and no event has occurred nor is any condition present which, with notice or the lapse of time or both, would constitute a default or violation) of any term, condition or provision of (i) the Company Certificate of Incorporation or Company Bylaws or the comparable charter or organizational documents of any of the Company's Significant Subsidiaries, (ii) any loan or credit agreement, note, bond, mortgage, indenture, lease or other agreement, permit, franchise or license to which the Company or any of its Subsidiaries is now a party or by which the Company or any of its Subsidiaries or any of their respective properties or assets is bound or (iii) any judgment, order, decree, statute, law, ordinance, rule or regulation of any Governmental Entity applicable to the Company or any of its Subsidiaries, except in the case of (ii) and (iii) for defaults or violations which would not be reasonably likely to have, individually or in the aggregate, a Company Material Adverse Effect.

             (i) Compliance with Applicable Laws. The Company and its Subsidiaries hold all authorizations, permits, licenses, easements, variances, exemptions, orders, franchises, and approvals of all Governmental Entities necessary for the lawful conduct of their respective businesses (the "Company Permits"), and all such Company Permits are valid and in full force and effect, except where the failure so to hold or the suspension or cancellation of, or the failure to be valid or in full force and effect of, any of the Company Permits would not be reasonably likely to have, individually or in the aggregate, a Company Material Adverse Effect. The Company and its Subsidiaries are in compliance with the terms of the Company Permits, except where the failure so to comply would not be reasonably likely to have, individually or in the aggregate, a Company Material Adverse Effect. The businesses of the Company and its Subsidiaries are not currently being conducted, and at no time during the past three years have been conducted, in violation of any law, ordinance or regulation of any Governmental Entity, except for violations which would not be reasonably likely to have, individually or in the aggregate, a Company Material Adverse Effect. No investigation or review by any Governmental Entity with respect to the Company or any of its Subsidiaries is pending or, to the knowledge of the Company, threatened, other than those the outcome of which would not be reasonably likely to have, individually or in the aggregate, a Company Material Adverse Effect. For purposes of this Agreement, "knowledge" of Parent means the actual knowledge after reasonable inquiry of the executive officers of Parent (including partners, officers, associates and other employees of any controlling stockholder of Parent who have worked on this Agreement and the Transactions) and any other officer of Parent having primary responsibility for the matter in question; and "knowledge" of the Company means the actual knowledge after reasonable inquiry of the employees of the Company identified on
Schedule 3.1(i) of the Company Disclosure Letter.

             (j) Litigation. As of the date of this Agreement, except for such matters as would not be reasonably likely to have, individually or in the aggregate, a Company Material Adverse Effect, there is no (A) suit, action, investigation or proceeding pending, or, to the knowledge of the Company, threatened against or affecting the property or any asset of the Company or any of its Subsidiaries or (B) judgment, decree, injunction, ruling or order of any Governmental Entity or arbitrator outstanding against the Company or any of its Subsidiaries. To the knowledge of the Company, as of the date hereof, no officer or director of the Company is a defendant in any material suit, claim, action, proceeding, arbitration or mediation in connection with his or her status as an officer or director of the Company or any Subsidiary of the Company.

             (k) Taxes.

                 (i) All material Tax Returns required to be filed by or with respect to the Company and each of its Subsidiaries have been timely filed (taking into account any extension of time in which to file) and in the manner prescribed by law in all material respects. All such Tax Returns are in all material respects true, correct and complete, and all material Taxes owed by the Company and its Subsidiaries, whether or not shown on any Tax Return (including all withholding and payroll Taxes), have been paid. For purposes of this Section 3.1(k), "material" shall mean "a material adverse effect on the Tax position of the Company and its Subsidiaries taken as a whole".

                 (ii) None of the Company or any of its Subsidiaries has received a written notice of any claim by any Tax Authority in any jurisdiction other than in which it has filed Tax Returns that the Company or any of its Subsidiaries are or may be subject to taxation by that jurisdiction for a material amount of tax.

                 (iii) As of the date of this Agreement, no adjustment reasonably likely to have a material impact on the Company or its Subsidiaries relating to any Tax Return has been proposed or formally asserted by any Tax Authority against the Company or any of its Subsidiaries.

                 (iv) There are no material liens or other encumbrances with respect to Taxes upon any of the assets or properties of the Company or any of its Subsidiaries, other than with respect to Taxes not yet due and payable or being contested in good faith.

                 (v) Neither the Company nor any of its Subsidiaries is a party to or bound by, or has any obligation under, any material Tax sharing agreement or similar contract or arrangement with a person other than the Company or another Subsidiary. Neither the Company nor any of its Subsidiaries has been a member of an affiliated group filing a consolidated, combined, or unitary income Tax Return (other than a group the common parent of which was the Company) that would result in any material liability (after taking into account third-party indemnities) for the Taxes of any person (other than the Company and such Subsidiary) under Treasury Regulation 1.1502-6 (or any similar provision of state, local or foreign law), as a transferee or successor, by contract, or otherwise.

                 (vi) Neither the Company nor any of its Subsidiaries has agreed to, or is required to, make any material adjustments under Section 481(a) or Section 263A of the Code or any comparable provision under state or foreign Tax laws by reason of a change in accounting method or otherwise that would be effective for any period after the Closing Date.

                 (vii) Neither the Company nor any of its Subsidiaries has constituted either a "distributing corporation" or a "controlled corporation" in a distribution of stock qualifying for tax-free treatment under Section 355 of the Code in the two years prior to the date of this Agreement or in a distribution which could otherwise constitute part of a "plan" or "series of related transaction" (within the meaning of Section 355(e) of the Code) in conjunction with the Merger.

                 (viii) Neither the Company nor any of its Subsidiaries has "participated" in a "listed transaction". The term "listed transaction is defined in Section 1.6011-4 of the United States Treasury Regulations promulgated under the Code.

                 (ix) To its knowledge, the Company is not, nor has it ever been, a United States Real Property Holding Corporation within the meaning of Section 897 of the Code.

                 (x) For purposes of this Agreement, "Taxes" means any taxes, charges, levies, interest, penalties, additions to tax or other assessments of any kind, including, but not limited to, income, corporate, capital, excise, property, sales, use, turnover, value added and franchise taxes, deductions, withholdings and custom duties, imposed by any Governmental Entity, including any such amounts of another Person as a result of being a member of a combined, consolidated, unitary, fiscal unity, affiliated or similar tax group, by contract, as a transferee or otherwise; and "Tax Returns" means any return, report, statement, information return or other document (including any related or supporting information) filed or required to be filed with any Governmental Entity in connection with the determination, assessment, collection or administration of any Taxes or the administration of any laws, regulations or administrative requirements relating to any Taxes.

             (l) Compensation; Benefits.

                 (i) Set forth on Schedule 3.1(l)(i) of the Company Disclosure Letter is a list, as of the date hereof, of all Employee Benefit Plans and "Foreign Benefit Plans" identified as such. "Foreign Benefit Plan" shall mean any material pension or other similar employee benefit or retirement plan, program, policy, arrangement or agreement (other than any plan, program, policy, arrangement or agreement mandated under applicable law) that are maintained or contributed to by the Company or its any of its

     Subsidiaries with respect to current and former employees employed or engaged in service to the Company or its Subsidiaries outside the United States. "Employee Benefit Plan" means any material "employee benefit plan" within the meaning of Section 3(3) of the Employee Retirement Income Security Act of 1974, as amended ("ERISA"), and whether or not subject to ERISA, any material employment, termination or severance agreement covering officers of the Company, and any material bonus, deferred compensation, incentive compensation, stock ownership, stock purchase, stock option, phantom stock, equity-based, severance, retention, change in control, profit sharing, retirement, welfare, disability, death benefit, hospitalization or insurance plan, and any other material plan, agreement, or program providing compensation or benefits to any current or former employee, director or independent contractor of the Company or any Subsidiary of the Company or any other entity required to be aggregated with the Company under Section 414 of the United States Internal Revenue Code of 1986, as amended (the "Code"), or any trade or business, whether or not incorporated that together with the Company would be deemed a "single employer" within the meaning of section 4001(b) of ERISA (an "ERISA Affiliate") maintained, contributed to, or required to be contributed to by the Company or any ERISA Affiliate. True, correct and complete copies of each of the Employee Benefit Plans, any related trust agreements, insurance contracts and other funding documents, in each case as of the date hereof, have been furnished or made available to Parent or its representatives or will be made available within 30 days of the date of this Agreement, along with the most recent actuarial valuation reports and financial statements or accounts, the most recent summary plan description and summary of material modifications and, for Employee Benefit Plans and the Foreign Benefit Plans intended to be qualified under Section 401(a) of the Code, the most recent determination letter, if any.

                 (ii) Except for such failures that would not be reasonably likely to have, individually or in the aggregate, a Company Material Adverse Effect:

                      (A) Each Employee Benefit Plan has been maintained in compliance with its terms and with all applicable laws, including, but not limited to ERISA and the Code.

                      (B) As of the date of this Agreement, there are no actions, suits or claims pending (other than routine claims for benefits) or, to the knowledge of the Company, threatened against, or with respect to, any of the Employee Benefit Plans and Foreign Benefit Plans. Set forth on Schedule 3.1(l) of the Company Disclosure Letter is a list, as of the date of this Agreement, of all Employee Benefit Plans that the Company or any ERISA Affiliate participates in, contributes to or is otherwise liable (other than for premiums to the Pension Benefit Guaranty Corporation ("PBGC")) that are subject to Section 412 of the Code, Section 302 of ERISA or Title IV of ERISA. No "reportable event" within the meaning of Section 4043(c) of ERISA for which the 30-day notice requirement has not been waived has occurred or is expected to occur with respect to any Employee Benefit Plan. No Employee Benefit Plan is a "multiemployer plan" (within the meaning of Sections 3(37) of ERISA).

                      (C) All contributions required to be made to the Employee Benefit Plans and Foreign Benefit Plans pursuant to their terms and applicable law have been timely made.

                      (D) There are no unfunded benefit obligations under the Employee Benefit Plans and Foreign Benefit Plans that have not been properly accrued for in the Company's financial statements or disclosed in the notes thereto in accordance with GAAP.

                      (E) The execution and delivery by the Company of this Agreement does not, and the consummation of the Merger and compliance with the terms hereof (whether alone or in combination with any other event) will not, (1) entitle any current or former employee or director or independent contractor of the Company or any Subsidiary of the Company to severance pay, (2) except as expressly required by this Agreement, accelerate the time of payment or vesting or trigger any payment or funding (through a grantor trust or otherwise) of compensation or benefits under, increase the amount payable or trigger any other material obligation pursuant to, any Employee Benefit Plan or Foreign Benefit Plan, (3) result in any breach or violation of, or a default under, any Employee Benefit Plan or Foreign Benefit Plan, or
         (4) cause any amounts payable under any Employee Benefit Plan (whether in cash, in property or in the form of benefits) to fail to be deductible for federal income tax purposes by virtue of Sections 162(m) or 280G of the Code.

                 (iii) No liability under Title IV or section 302 of ERISA has been incurred by the Company or any ERISA Affiliate that has not been satisfied in full, and no condition exists that presents a material risk to the Company or any ERISA Affiliate of incurring any such liability, other than liability for premiums due the PBGC (which premiums have been timely paid when due). Insofar as the representation made in this section 3.1(l)(iii) applies to sections 4064, 4069 or 4204 of Title IV of ERISA, it is made with respect to any Employee Benefit Plan that is subject to Title IV of ERISA (a "Title IV Plan") to which the Company or any ERISA Affiliate made, or was required to make, contributions during the five (5)-year period ending on the last day of the most recent plan year ended prior to the Closing Date.

                 (iv) The PBGC has not instituted proceedings to terminate any Title IV Plan and no condition has existed prior to the date of this Agreement that presents a material risk that such proceedings will be instituted.

                 (v) Except as set forth on Schedule 3.1(l) of the Company Disclosure Letter, with respect to each Title IV Plan, the present value of accrued benefits under such plan, based upon the actuarial assumptions used for funding purposes in the most recent actuarial report prepared by such plan's actuary with respect to such plan did not exceed, as of its latest valuation date, the then current value of the assets of such plan allocable to such accrued benefits.

                 (vi) Neither the Company, any ERISA Affiliate, or Employee Benefit Plan, any trust created thereunder, nor any trustee, fiduciary or administrator thereof has engaged in or had knowledge of a transaction in connection with which the Company, any ERISA Affiliate, any Employee Benefit Plan, or any such trust could be subject to either a civil penalty assessed pursuant to section 409 or 502(i) of ERISA or a tax imposed pursuant to section 4975 or 4976 of the Code.

                 (vii) Each Employee Benefit Plan intended to be "qualified" within the meaning of section 401(a) of the Code is so qualified and the trusts maintained thereunder are exempt from taxation under section 501(a) of the Code. Each Employee Benefit Plan intended to satisfy the requirements of Section 501(c)(9) has satisfied such requirements.

                 (viii) Except as set forth on Schedule 3.1(l) of the Company Disclosure Letter, no Employee Benefit Plan or Foreign Benefit Plan provides medical, surgical, hospitalization, death or similar benefits (whether or not insured) for employees or former employees of the Company or any Subsidiary for periods extending beyond their retirement or other termination of service, other than (i) coverage mandated by applicable law,
     (ii) death benefits under any "pension plan," or (iii) benefits the full cost of which is borne by the current or former employee (or beneficiary thereof).

                 (ix) None of the Company or any of its Subsidiaries has (i) used the services or workers provided by third party contract labor suppliers, temporary employees, "leased employees" (as that term is defined in Section 414(n) of the Code), or individuals who have provided services as independent contractors to an extent that would reasonably be expected to result in the disqualification of any of the Employee Benefit Plans or the imposition of penalties or excise taxes with respect to the Employee Benefit Plans by the IRS, the Department of Labor, or the PBGC.

                 (x) Each Employee Benefit Plan that is a "nonqualified deferred compensation plan" (as defined under Section 409A(d)(1) of the Code) has been operated and administered in good faith compliance with Section 409A of the Code from the period beginning January 1, 2005. There are no agreements in place that would entitle any participant in any such plan to reimbursement for any additional tax imposed by Section 409A of the Code.

                 (xi) With respect to the Foreign Benefit Plans, (i) the Foreign Benefit Plans have been maintained in all material respects in accordance with their terms and all applicable laws (including, but not limited to, all tax laws, regulations and the European Union cross-border membership rules), (ii) if intended to qualify for special Tax treatment, the Foreign Benefit Plans meet the requirements for such treatment in all material respects, (iii) if intended to be book-reserved, the Foreign Benefit Plans are fully book reserved in all material respects based upon reasonable US GAAP actuarial assumptions and methodology and fully reflect the financial effects of all prior transactions in relation to the book reserved Foreign Benefit Plans, except where failure to reserve would not be material, (iv) if intended to be funded, the Foreign Benefit Plans are either fully funded or any shortfall is fully recognized as a book reserve in all material respects, based upon reasonable US GAAP actuarial assumptions and methodology and fully reflect the financial effects of all prior transactions in relation to the funded Foreign Benefit Plans, except where failure to reserve would not be material, (v) there are no undisclosed outstanding disputes with respect to any Foreign Benefit Plan and (vi) no liability which could be material to the Company and its Subsidiaries, taken as a whole, exists or reasonably could be imposed upon the assets of the Company or any of its Subsidiaries by reason of such Foreign Benefit Plans (including, but not limited to any post-sale liabilities relating to any divestiture in the United Kingdom, including disputes and contribution notices from the Pensions Regulator), other than to the extent reflected on the financial statements.

             (m) Labor Matters.

                 (i) The third and fourth sentences under the caption "Employee Relations" in the Company's Annual Report on Form 10-K for the year ended December 31, 2006 regarding labor unions are true and correct in all material respects.

                 (ii) There are no pending, or to the knowledge of the Company, threatened strikes, labor disputes, walkouts, slowdowns, work stoppages or lockouts against or involving the Company or any of its Subsidiaries.

                 (iii) The Company and each of its Subsidiaries are, and during the ninety-day period prior to the date of this Agreement, have been in compliance with all notice and other requirements under the Workers' Adjustment and Retraining Notification Act (the "WARN Act") and any similar foreign, state or local law, ordinance or regulation of any Governmental Entity relating to plant closings and layoffs. Schedule 3.1(m)(iii) of the Company Disclosure Letter sets forth a true and complete chart, as of the date of this Agreement, listing any and all plant closings and mass layoffs, as such terms are defined under the WARN Act or any similar foreign, state or local law, ordinance or regulation, by location, which the Company or its Subsidiaries will implement or anticipate implementing in the ninety days prior to the Closing Date, which chart shall be updated by the Company through and until the Closing Date.

                 (iv) The Company and each of its Subsidiaries, as applicable are in material compliance with Executive Order 11246.

                 (v) To the Company's knowledge, no officer of the Company or its Subsidiaries is in any material respect in violation of any term of any employment agreement, nondisclosure agreement, common law nondisclosure obligation, fiduciary duty, noncompetition agreement, restrictive covenant or other obligation to a former employer of any such employee relating (A) to the right of any such employee to be employed by the Company or its Subsidiaries or (B) to the knowledge or use of trade secrets or proprietary information, except for such violations as would not have a Company Material Adverse Effect.

             (n) Intellectual Property. The Company and its Subsidiaries own or have the sufficient right to use and after the consummation of the transactions contemplated by this Agreement will have the sufficient right to use, pursuant to a license or otherwise, all Intellectual Property necessary for the operation of the businesses of each of the Company and its Subsidiaries as presently conducted (collectively, the "Company Intellectual Property") free and clear of all Encumbrances except for Permitted Encumbrances, except where the failure to own or have the right to use such Intellectual Property would not be reasonably likely to have, individually or in the aggregate, a Company Material Adverse Effect. To the knowledge of the Company, the operation of the business of each of the Company and its Subsidiaries as presently conducted does not infringe upon, violate, or misappropriate any Intellectual Property right of any other Person, except for such matters that would not be reasonably likely to have, individually or in the aggregate, a Company Material Adverse Effect. "Intellectual Property" means all of the following whether arising under the Laws of the United States or of any other jurisdiction: (a) patents, patent applications (including patents issued thereon) and statutory invention registrations, including reissues, divisions, continuations, continuations in part, extensions and reexaminations thereof, and all rights therein provided by international treaties or conventions, (b) trademarks, service marks, trade names, service names, trade dress, logos and other identifiers of source, including all goodwill associated therewith, and any and all common law rights, and registrations and applications for registration thereof, all rights therein provided by international treaties or conventions, and all renewals of any of the foregoing, (c) Internet domain names, (d) copyrightable works, copyrights, moral rights, mask work rights, in each case, whether or not registered, and registrations and applications for registration thereof, and all rights therein provided by international treaties or conventions, (e) confidential and trade secret information, including confidential information regarding inventions, processes, formulae, models, and methodologies.

             (o) Personal Property. Except as would not be reasonably likely to have, individually or in the aggregate, a Company Material Adverse Effect, the Company and its Subsidiaries (A) have good, valid and marketable title to all of the personal properties and assets, tangible and intangible, that they purport to own, and valid leasehold interests in all of the personal properties and assets, tangible and intangible (other than Intellectual Property), that they purport to lease, in each case including the personal properties and assets reflected in the

Company's consolidated balance sheet included in the Annual Report, but excluding any personal property or assets that are no longer used or useful for the conduct of the business of the Company and its Subsidiaries as presently conducted or that have been disposed of in the ordinary course of business since December 31, 2006. All such properties and assets are free and clear of all Encumbrances, except for (i) routine statutory liens securing liabilities not yet due and payable, or the validly or amount of which is being contested in good faith (ii) minor Encumbrances that do not materially detract from the value of the specific asset affected or the present use of such asset, (iii) Encumbrances existing or expressly permitted pursuant to credit facilities or long-term debt of the Company and its Subsidiaries existing as of the date of this Agreement or refinancings or Encumbrances permitted under Section 4.1 hereof (collectively, "Permitted Encumbrances"); and (B) have such ownership or such rights by license, lease or other agreement to all material equipment used or necessary to conduct their respective businesses as currently conducted.

             (p) Environmental Matters.

                 (i) As used in this Agreement:

                      (A) "Environmental Laws" means any and all laws, statutes, regulations, rules, orders, ordinances, legally enforceable directives, and rules of common law of any Governmental Entity pertaining to protection of human safety and health (to the extent relating to exposure to Hazardous Materials) or the environment (including, without limitation, any natural resource damages or any generation, manufacture, use, storage, treatment, disposal, release, threatened release, discharge, or emission of Hazardous Materials into the indoor or outdoor environment) in effect as of the date hereof;

                      (B) "Hazardous Materials" means any (1) chemical, product, substance, waste, pollutant, physical agent, or contaminant that is defined or listed as hazardous or toxic or that is otherwise regulated under any Environmental Law; (2) asbestos or asbestos-containing product containing materials, whether in a friable or non-friable condition, lead-containing material polychlorinated, biphenyls, naturally occurring radioactive materials or radon; and (3) any petroleum hydrocarbons, petroleum products, petroleum substances, crude oil, natural gas, and any components, fractions, gasoline additives or derivatives thereof; and

                      (C) "Release" means any depositing, spilling, leaking, pumping, pouring, placing, emitting, discarding, abandoning, emptying, discharging, migrating, injecting, escaping, leaching, dumping, or disposing.

                 (ii) Except for those matters that would not be reasonably likely to have, individually or in the aggregate, a Company Material Adverse Effect:

                      (A) The Company and its Subsidiaries and their respective operations and assets are and, during the relevant time periods specified under all applicable statutes of limitations, have been in compliance with Environmental Laws, and there are no facts or circumstances known to the Company which could reasonably be expected to form the basis of any liability under Environmental Laws against the Company, its Subsidiaries, or any person or entity whose liability the Company or its Subsidiaries likely has retained or assumed;

                      (B) As of the date of this Agreement, the Company and its Subsidiaries are not subject to any pending or, to the Company's knowledge, threatened claims, actions, suits, investigations, inquiries or proceedings under Environmental Laws; and

                      (C) There have been no Releases of Hazardous Materials at any property currently or, to the knowledge of the Company, formerly owned or operated by the Company, any of its Subsidiaries, or, to the knowledge of the Company, by any predecessors of the Company or any Subsidiary of the Company, which Releases are reasonably likely to result in material liability to the Company or any of its Subsidiaries under Environmental Law, and, as of the date of this Agreement, neither the Company nor its Subsidiaries have received any notice asserting an alleged liability or obligation under any Environmental Laws with respect to the investigation, remediation, removal, or monitoring of the Release of any Hazardous Materials or the threatened Release of any Hazardous Materials at or from any property whether or not currently or formerly owned or operated by the Company or any of its Subsidiaries.

             (q) Insurance. The Company and each of its Subsidiaries is covered by valid and currently effective insurance policies issued in favor of the Company or any of its Subsidiaries that are customary in all material respects for companies of similar size in the industry and locales in which the Company and its Subsidiaries operate. Except as would not have a Company Material Adverse Effect, all premiums payable under the insurance policies have been duly paid to date. Except as would not have a Company Material Adverse Effect, no written notice of cancellation or termination has been received with respect to such insurance policy. There is no material claim by the Company or any of its Subsidiaries pending, under any insurance policy and no material claim made since January 1, 2006 has been denied.

             (r) Opinion of Financial Advisors. The Board of Directors of the Company has received the opinion of Deutsche Bank to the effect that, as of the date of this

Agreement, the Merger Consideration to be received by the shareholders of Company Common Stock is fair, from a financial point of view, to such holders.

             (s) Vote Required. The affirmative vote (in person or by proxy) in favor of the adoption of this Agreement of the holders of a majority of the outstanding shares of Company Common Stock entitled to vote thereon is the only vote of the holders of any class or series of the Company's capital stock necessary to approve and adopt this Agreement and the Merger.

             (t) Brokers. Except for the fees and expenses payable to Deutsche Bank (which amounts have been disclosed to Parent prior to the date hereof), no broker, investment banker, or other Person is entitled to any broker's, finder's or other similar fee or commission in connection with the Transactions based upon arrangements made by or on behalf of the Company.

             (u) Certain Contracts and Arrangements. Schedule 3.1(u) of the Company Disclosure Letter, together with the lists of exhibits contained in the Company SEC Documents, sets forth a true and complete list, as of the date of this Agreement, of: (i) each agreement to which the Company or any of its Subsidiaries is a party (other than this Agreement) that is of a type that would be required to be included as an exhibit to a Registration Statement on Form S-1 pursuant to Items 601(b)(2), (4), (9) or (10) of Regulation S-K of the SEC if such a registration statement was filed by the Company on the date of this Agreement; (ii) any agreement that contains covenants that limit the ability of the Company or any of its Subsidiaries to compete in a material line of business of the Company or any of its Subsidiaries, except for any such contract that may be cancelled without any material penalty or other material liability to the Company or any of its Subsidiaries upon notice of 60 days or less; (iii) any contract or agreement relating to the borrowing of money or extension of credit pursuant to which the Company or any of its Subsidiaries has a borrowing capacity of more than $100 million or outstanding indebtedness of more than $100 million; (iv) interest rate or currency hedging agreements, in each case in connection with which the aggregate actual or contingent obligations of the Company and its Subsidiaries under such contract are greater than $30 million; and (v) any contract entered into after January 1, 2007 or not yet consummated, in each case for the acquisition or disposition, directly or indirectly (by merger or otherwise), of businesses or capital stock or other equity interests of another Person for aggregate consideration under such contract in excess of $30 million, but excluding for purposes of this clause (vi) any supply or sales contracts; (vii) any contract pursuant to which the Company or any of its Subsidiaries is burdened from continuing indemnification or other contingent payment obligations related to environmental matters, in each case, that would reasonably be expected to result in payments in excess of $20 million in any calendar year (collectively, the "Company Contracts"). Except as would not be reasonably likely to have, individually or in the aggregate, a Company Material Adverse Effect, neither the Company nor any of its Subsidiaries is in breach or default under any Company Contract nor, to the knowledge of the Company, is any other party to any such Company Contract in breach or default thereunder.

             (v) State Takeover Statutes. No "fair price," "moratorium," "control share acquisition," "interested stockholder," "business combination", anti-takeover or other similar statute, rule or regulation enacted under state or federal laws in the United States (with the exception of Section 203 of the DGCL ("Section 203")) applicable to the Company is applicable to this Agreement, the Merger or any of the other Transactions. Assuming the accuracy of the representations made in Section 3.2(h), the action of the Board of Directors of the Company in approving this Agreement is sufficient to render inapplicable to this Agreement, the Merger, and the other Transactions the restrictions on "business combinations" (as defined in Section 203) as set forth in Section 203.

             (w) Real Property. The Company and its Subsidiaries have good, valid and defensible title to all material real property owned by the Company or any of its Subsidiaries (collectively, the "Owned Real Property")and valid leasehold estates in all material real property leased or subleased to the Company or its Subsidiaries ("Material Leased Real Property") free and clear of all Encumbrances, except Permitted Encumbrances, except as would not be reasonably likely to have, individually or in the aggregate, a Company Material Adverse Effect. Except as would not have a Company Material Adverse Effect, each agreement under which the Company or any Subsidiary of the Company is the tenant, subtenant, or occupant with respect to the Material Leased Real Property (each, a "Material Real Property Lease") to the knowledge of the Company is in full force and effect and is valid and enforceable against the parties thereto in accordance with its terms, subject, as to enforceability, to bankruptcy, insolvency, reorganization, moratorium and other laws of general applicability relating to or affecting creditors' rights and to general principles of equity (regardless of whether such enforceability is considered in a proceeding in equity or at law), and neither the Company or any of its Subsidiaries, or to the knowledge of the Company, any other party thereto, has received written notice of any default under any Material Real Property Lease.

             (x) Related Party Transactions. Neither the Company nor any of its Significant Subsidiaries is a party to any transactions with related parties requiring disclosure under Item 404 of Regulation S-K of the Securities and Exchange Commission rules and regulations that either (i) have not previously been disclosed in the Company SEC Documents or (ii) if not disclosed, are materially different from related party transactions previously disclosed in the Company SEC Documents.

             (y) Rights Agreement. The Board of Directors of the Company has amended the Rights Agreement (the "Rights Agreement Amendment") in accordance with its terms to render it inapplicable to the Transactions. The Company has delivered to Parent a true and correct copy of the Rights Agreement Amendment.

         3.2 Representations and Warranties of Parent and Merger Sub. Except as set forth on the disclosure letter dated as of the date of this Agreement and delivered by Parent and Merger Sub to the Company on or prior to the date of this Agreement (the "Parent Disclosure Letter"), Parent and Merger Sub jointly and severally represent and warrant to the Company as follows:

             (a) Organization, Standing and Power. Each of Parent and Merger Sub is duly organized, validly existing and in good standing under the laws of its jurisdiction of incorporation or organization, has all requisite corporate power and authority to own, lease and operate its properties and to carry on its business as now being conducted, and is duly qualified and in good standing to do business in each jurisdiction in which the business it is conducting, or the operation, ownership or leasing of its properties, makes such qualification necessary, other than where the failure to be duly organized, validly existing, or so to qualify or be in good standing would not be reasonably likely to have, individually or in the aggregate, a Parent Material Adverse Effect (as defined below). Parent and Merger Sub each has heretofore made available to the Company complete and correct copies of its principle organizational documents. "Parent Material Adverse Effect" means any occurrence, circumstance, condition, change, event or effect that prevents or materially delays or impairs or is reasonably likely to prevent or materially delay or impair the ability of Parent and Merger Sub to consummate the Transactions.

             (b) Authority; No Violations, Consents and Approvals.

                 (i) Each of Parent and Merger Sub has all requisite corporate power and authority to execute and deliver this Agreement and to consummate the Transactions. The execution and delivery of this Agreement by Parent and Merger Sub and the consummation by Parent and Merger Sub of the Transactions have been duly authorized by all necessary corporate action on the part of each of Parent and Merger Sub (other than the adoption of this Agreement by Parent as sole stockholder of Merger Sub, which shall occur immediately after the execution and delivery of this Agreement). This Agreement has been duly executed and delivered by each of Parent and Merger Sub, and, assuming this Agreement constitutes the valid and binding obligation of the Company, constitutes a valid and binding obligation of each of Parent and Merger Sub enforceable in accordance with its terms, subject as to enforceability, to bankruptcy, insolvency, reorganization, moratorium and other laws of general applicability relating to or affecting creditors' rights and to general principles of equity (regardless of whether such enforceability is considered in a proceeding in equity or at law). Parent, as the owner of all of the outstanding shares of capital stock of Merger Sub, will immediately after the execution and delivery of this Agreement adopt this Agreement in its capacity as sole stockholder of Merger Sub.

                 (ii) The execution and delivery of this Agreement does not, and the consummation of the Transactions will not result in any violation of, or default (with or without notice or lapse of time, or both) under, or acceleration of any material obligation or the loss of a material benefit under, or result in the creation of any Encumbrance upon any of the properties or assets of Parent or any of its Subsidiaries under any provision of (A) the principle organizational documents of Parent or Merger Sub or any provision of the comparable charter or organizational documents of any of their respective Subsidiaries, (B) any loan or credit agreement, note, bond, mortgage, indenture, lease or other agreement, permit, franchise or license to which Parent or any of its Subsidiaries is a party or by which Parent or Merger Sub or any of their respective

     Subsidiaries or their respective properties or assets are bound or (C) assuming the consents, approvals, orders, authorizations, registrations, filings, or permits referred to in Section 3.2(b)(iii) are duly and timely obtained or made, any judgment, order, decree, statute, law, ordinance, rule or regulation of any Governmental Entity applicable to Parent or any of its Subsidiaries or any of their respective properties or assets, other than, in the case of clauses (B) and (C), any such violations, defaults, acceleration, losses or Encumbrances that would not be reasonably likely to have, individually or in the aggregate, a Parent Material Adverse Effect.

                 (iii) No consent, approval, order or authorization of, or registration, or filing with, or permit from, any Governmental Entity is required to be obtained or made by Parent or any of its Subsidiaries in connection with the execution and delivery of this Agreement by Parent and Merger Sub or the consummation by Parent and Merger Sub of the Transactions, including the Financing, except for: (A) the filing with the SEC of such reports under Section 13(a) of the Exchange Act and such other compliance with the Exchange Act and the rules and regulations thereunder as may be required in connection with this Agreement and the Transactions;
     (B) the filing of the Certificate of Merger with the Office of the Secretary of State of the State of Delaware; (C) such filings and approvals as may be required by any foreign premerger notification or competition, securities, corporate or other law, rule or regulation of any Governmental Entity; and (D) any such consent, approval, order, authorization, registration, filing, or permit that the failure to obtain or would not be reasonably likely to have, individually or in the aggregate, a Parent Material Adverse Effect.

             (c) Information Supplied. None of the information supplied or to be supplied by Parent for inclusion or incorporation by reference in the Proxy Statement will, at the date mailed to stockholders of the Company or at the time of the meeting of such stockholders to be held in connection with the Merger, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they are made, not misleading. The Proxy Statement, insofar as it relates to the Parent or its Subsidiaries or Affiliates or other information supplied by the Parent for inclusion therein, in the form mailed to stockholders will comply as to form in all material respects with the provisions of the Exchange Act and the rules and regulations thereunder.

             (d) Litigation. There are no suits, claim, actions, proceedings, arbitrations or mediations pending or, to the knowledge of Parent, threatened against Parent or Merger Sub, other than any such suits, claims, actions, proceedings, arbitrations or mediations that would not reasonably be likely to have, individually or in the aggregate, a Parent Material Adverse Effect. Neither Parent nor any of its Subsidiaries nor any of their respective properties or assets is or are subject to any judgments, orders or decrees, except for those judgments, orders or decrees that would reasonably be likely to have, individually or in the aggregate, a Parent Material Adverse Effect.

             (e) Financing. Parent and Merger Sub (i) will have at the Effective Time sufficient immediately available funds available and the financial ability to permit Parent and Merger Sub to pay the aggregate Merger Consideration, the aggregate Option Consideration, any repayment or refinancing of debt of the Company and any Subsidiary of the Company, account receivable facilities and hedging agreements and the Company Convertible Notes necessary in connection with or as a result of the Transactions and fees and expenses of Parent, Merger Sub and their respective Representatives incurred in connection with the Transactions and (ii) at the Effective Time, will have the resources and capabilities (financial and otherwise) to perform its obligations hereunder. True, correct and complete copies of the debt commitment letter dated the date of this Agreement from Citigroup Global Markets Inc., Goldman Sachs International, Goldman Sachs Credit Partners L.P., Merrill Lynch Pierce Fenner & Smith Incorporated and Merrill Lynch Capital Corporation (the "Debt Commitment Letter"), subject to the terms and conditions set forth therein have been provided to the Company. The Debt Commitment Letter has been fully executed and delivered by Citigroup Global Markets Inc., Goldman Sachs International, Goldman Sachs Credit Partners L.P., Merrill Lynch Pierce Fenner & Smith Incorporated and Merrill Lynch Capital Corporation and, when executed by Parent and Merger Sub, which will occur immediately after the execution and delivery of this Agreement, will be valid and enforceable against the parties thereto in accordance with its terms, subject, as to enforceability, to bankruptcy, insolvency, reorganization, moratorium and other laws of general applicability relating to or affecting creditors' rights and to general principles of equity (regardless of whether such enforceability is considered in a preceding in equity or at law). The obligations of Citigroup Global Markets Inc., Goldman Sachs International, Goldman Sachs Credit Partners L.P., Merrill Lynch Pierce Fenner & Smith Incorporated and Merrill Lynch Capital Corporation to fund the commitment under the Debt Commitment Letter are not subject to any conditions other than as set forth in the Debt Commitment Letter. As of the date of this Agreement, to the knowledge of Parent, no event has occurred that (with or without notice, lapse of time, or both) would constitute a breach or default under the Debt Commitment Letter by Parent or Merger Sub. Parent has no knowledge of any facts or circumstances that are reasonably likely to result in (i) any of the conditions set forth in the Debt Commitment Letter not being satisfied or (ii) the funding contemplated in the Debt Commitment Letter not being made available to Parent on a timely basis in order to consummate the transactions contemplated by this Agreement and any repayment or refinancing of debt, account receivable facilities and hedging agreements and the Company Convertible Notes, necessary in connection with the transactions contemplated by this Agreement.

             (f) Solvency; Surviving Corporation After the Merger. Neither Parent nor Merger Sub is entering into the transactions contemplated by this Agreement with the actual intent to hinder, delay or defraud either present or future creditors. Assuming that the representations and warranties of the Company contained in this Agreement are true and correct in all material respects, at and immediately after the Effective Time, and after giving effect to the Merger and the other transactions contemplated hereby, the Surviving Corporation (i) will be solvent (in that both the fair value of its assets will not be less than the sum of its debts and that the present fair saleable value of its assets will not be less than the amount required to pay its probable liability on its debts as they become absolute and matured); (ii) will have adequate capital and liquidity with which to engage in its business; and (iii) will not have incurred debts beyond its ability to pay as they become absolute and matured.

             (g) Vote/Approval Required. No vote or consent of the holders of any class or series of capital stock of Parent is necessary to approve this Agreement or the Merger or the other Transactions. The vote or consent of Parent as the sole stockholder of Merger Sub (which will be obtained immediately after the execution and delivery of this Agreement) is the only vote or consent of the holders of any class or series of capital stock of Merger Sub necessary to approve and adopt this Agreement, the Merger or the other Transactions.

             (h) Ownership of Company Common Stock. Except as set forth on
Schedule 3.2(h) of the Parent Disclosure Letter, neither Parent nor Merger Sub "own" (within the meaning of Section 203) or have, within the last three years, "owned" any shares of Company Common Stock.

             (i) Business Conduct.

                 (i) Merger Sub was incorporated on July 13, 2007. Since its inception, Merger Sub has not engaged in any activity, other than such actions in connection with (A) its organization and (B) the preparation, negotiation and execution of this Agreement and the Transactions. Merger Sub has no operations, has not generated any revenues and has no liabilities other than those incurred in connection with the foregoing and in association with the Merger as provided in this Agreement.

                 (ii) There are no Contracts between Parent or Merger Sub, on the one hand, and any member of the Company's management or directors, on the other hand, as of the date hereof that relate in any way to the Company or the Transactions.

             (j) Financial Statements. Parent has made available to the Company a true and correct copy of its consolidated financial statements, including all notes and schedules thereto, for each fiscal quarter and year ended since August 1, 2005 (the "Parent Financial Statements"). The Parent Financial Statements were prepared in accordance with International Financial Reporting Standards applied on a consistent basis during the periods involved (except as may be indicated in the notes thereto) and fairly present in all material respects the financial position of Parent and its consolidated Subsidiaries as of their respective dates and the results of operations and the cash flows of Parent and its consolidated Subsidiaries for the periods presented therein, except that any interim financial statements are subject to normal and recurring year-end adjustments.

             (k) Absence of Certain Changes or Events. From December 31, 2006 through the date of this Agreement, there has not been any Parent Material Adverse Effect.

                                   ARTICLE IV

          COVENANTS RELATING TO CONDUCT OF BUSINESS PENDING THE MERGER
          ------------------------------------------------------------

         4.1 Conduct of Business by the Company Pending the Merger. Except as
(i) set forth on Schedule 4.1 of the Company Disclosure Letter, (ii) as expressly contemplated or permitted by this Agreement, (iii) required by any judgment, order, decree, statute, law, ordinance, rule or regulation of any Governmental Entity or (iv) otherwise consented to by Parent in writing (which consent shall not be unreasonably withheld, unreasonably delayed or unreasonably conditioned): (1) the Company covenants and agrees that, prior to the Effective Time, it shall, and shall cause each of its Subsidiaries to, (A) conduct its businesses in the ordinary course, in substantially the same manner as heretofore conducted, and (B) use reasonable best efforts to preserve intact its present business organization and material Company Permits, retain the Company's current officers, and preserve its relationships with its key customers, suppliers and other Persons with which it has significant business dealings and relations to the end that its goodwill, business and operations shall not be impaired in any material respect at the Effective Time, and (2) without limiting the generality of the foregoing, prior to the Effective Time:

             (a) Dividends; Changes in Stock. The Company shall not, and shall not permit any of its Subsidiaries to: (i) declare, set aside or pay any dividends on, or make any other distribution in respect of any outstanding capital stock of, or other equity interests in, the Company or its Subsidiaries, except for (A) the declaration and payment of the Company's regular quarterly cash dividends of $0.225 per share of Company Common Stock (B) dividends and distributions by a direct or indirect Subsidiary of the Company to the Company, a direct or indirect Subsidiary of the Company or any minority equityholder in a direct or indirect Subsidiary of the Company (provided that any such dividends or distributions paid to such minority equityholders are no greater on a pro rata basis than those paid to the Company or a direct or indirect Subsidiary of the Company, as the case may be); (ii) split, combine, reclassify or subdivide any capital stock of, or other equity interests in, the Company or any of its Subsidiaries; or (iii) repurchase, redeem or otherwise acquire, or offer to repurchase, redeem or otherwise acquire, any capital stock of, or other equity interests in, the Company, any capital stock or equity interest of a Subsidiary or as contemplated by any existing director compensation plan, Employee Benefit Plan or employment agreement of the Company in each case existing as of the date hereof.

             (b) Issuance of Securities. The Company shall not, and shall not permit any of its Subsidiaries to, offer, issue, deliver, grant, convey, pledge, transfer, dispose of, encumber or sell, or authorize or propose to offer, issue, deliver, grant, convey, pledge, transfer, dispose of, encumber or sell, any capital stock of, or other equity interests in, the Company or any of its Subsidiaries or any securities convertible into, or any rights, warrants or options to acquire, any such capital stock or equity interests, other than: (i) the issuance of Company Common Stock (and corresponding Rights under the Rights Agreement) upon the exercise of stock options granted under the Company Stock Plan and outstanding on the date hereof, (ii) upon the expiration of any restrictions on any restricted stock granted under the Company Stock

Plan and outstanding on the date hereof, and (iii) issuances by a wholly-owned Subsidiary of the Company of such Subsidiary's capital stock or other equity interests to the Company or any other wholly-owned Subsidiary of the Company.

             (c) Governing Documents. The Company shall not amend or propose to amend the Company Certificate of Incorporation or the Company Bylaws and shall not permit any of its Subsidiaries to amend or propose to amend its certificate of incorporation or bylaws or other similar organizational documents, provided that the organizational documents of Subsidiaries may be amended in a way that is not material.

             (d) No Acquisitions. The Company shall not, and shall not permit any of its Subsidiaries to, (i) merge, consolidate, combine or amalgamate with any Person other than another wholly-owned Subsidiary of the Company, (ii) acquire or agree to acquire (including by merging or consolidating with, purchasing any equity interest in or a substantial portion of the assets of, licensing, or by any other manner), any business or any corporation, partnership, association or other business organization or division thereof, other than acquisitions and licenses in the ordinary course of business or as to which the purchase price (including assumed indebtedness for borrowed money) is not in excess of $50 million individually, or (iii) make or authorize any loans, advances or capital contributions to, or investments in, any Person other than the Company or any wholly-owned Subsidiary of the Company or joint venture investment of the Company or any of its Subsidiaries except for loans, advances or capital contributions pursuant to and in accordance with the terms of agreements or legal obligations, except in each case as existing as of the date of this Agreement, in the ordinary course of business or not in excess of $50 million individually.

             (e) No Dispositions. The Company shall not, and shall not permit any of its Subsidiaries to, sell, pledge, transfer, lease, or encumber or otherwise dispose of, or agree to sell, pledge, transfer, lease, or encumber or otherwise dispose of (including disposition on account of lease termination), any corporation, partnership, other business organization or division or any material assets thereof or equity interests therein, in each case other than (i) any sale, lease, license, or disposition in the ordinary course of business or pursuant to agreements existing on the date hereof or dispositions set forth in
Schedule 4.1(e) of the Company Disclosure Letter, (ii) any sale, lease or disposition for an amount below $15 million individually, and (iii) sales of receivables under the accounts receivable facilities existing on the date of this Agreement as the same may be amended or replaced in accordance with this Agreement.

             (f) No Dissolution, Etc. The Company shall not, and shall not permit any of its Significant Subsidiaries to, authorize, recommend, propose or announce an intention to adopt a plan of complete or partial liquidation or dissolution or consummate a recapitalization or other reorganization.

             (g) Accounting. The Company shall not, and shall not permit any of its Subsidiaries to, change their accounting principles, methods or policies for the preparation of financial statements included in reports or registration statements filed with the SEC that has or is reasonably likely to have a material effect on the financial statements of the Company, except as required by GAAP or statutory accounting requirements or similar principles in Non-U.S. jurisdictions or as disclosed in the Company's annual report on Form 10-K for the year ended December 31, 2006 that was filed with the SEC (the "Annual Report"") and in the Company's quarterly report on Form 10-Q for the quarter ended March 31, 2007 that was filed with the SEC (the "Quarterly Report").

             (h) Insurance. The Company shall, and shall cause its Subsidiaries to maintain (with insurance companies substantially as financially responsible as its existing insurers) insurance in at least such amounts and against at least such risks and losses as are consistent in all material respects with the Company's or the applicable Subsidiary of the Company's past practice and shall not permit any material insurance policy naming the Company or any of its Subsidiaries as beneficiary or a loss payee to be canceled or terminated other than in the ordinary course of business.

             (i) Tax Matters. The Company shall not, and shall not permit any of its Subsidiaries to, (i) make or rescind any material express or deemed election relating to Taxes (including any election for any joint venture, partnership, limited liability company or other investment where the Company has the capacity to make such binding election, but excluding any election that must be made periodically and is made consistent with past practice) except for elections made or changed in the ordinary course of business or as required by law, (ii) settle or compromise any claim, action, suit, litigation, proceeding, arbitration, investigation, audit or controversy relating to Taxes, except where the amount of such settlement or compromise does not exceed (a) the greater of 120% of the amount for such matter listed on the Company's Fin 48 Tax Contingency Reserve Disclosure, dated March 31, 2007 ("Fin 48"), or (b) $2.5 million or (iii) change any of its methods of reporting income or deductions for income tax purposes from those employed in the preparation of its income Tax Returns that have been filed for prior taxable years except where such change would not have a material adverse effect on the Tax position of the Company and its Subsidiaries taken as a whole. During the period from the date hereof and continuing until the Effective Time, the Company (x) shall keep Parent fully informed of the status of its discussions with any Tax authority in respect of any tax audit for which the balance on the Company's Fin 48 exceeds $2.5 million and shall consult with Parent in respect of, and give Parent the opportunity to participate in devising the strategy for dealing with such Tax authority in the course of such audit, (y) shall not propose in writing any settlement or other resolution to any audit other than as described in (ii) of this section 4.1(i) without Parent's prior consent (which consent shall not be unreasonably withheld or delayed), and (z) shall use reasonable efforts to keep Parent informed of all settlements of matters for which the balance on the Company's Fin 48 disclosure exceeds $1.0 million.

             (j) Certain Employee Matters. The Company shall not, and shall not permit any of its Subsidiaries to: (i) grant any increases in the compensation payable or to become payable to any of its directors, officers or key employees (the "Corporate Officers"), except increases made in the ordinary course of business substantially consistent with past practice, and provided that it shall not constitute an increase in compensation;
(ii) pay or agree to pay to any Corporate Officer, whether past or present, any material pension, retirement allowance or other employee benefit not required by any of the Company's existing Employee Benefit Plans or Foreign Benefit Plans;
(iii) enter into any new, or materially amend any existing, employment or severance or termination agreement with any Corporate Officer of the Company or any of its Subsidiaries; or (iv) except as otherwise done pursuant to an acquisition permitted by Section 4.1(d), establish or become obligated under any collective bargaining agreement or Employee Benefit Plan or Foreign Benefit Plan which was not in existence or approved by the Board of Directors of the Company prior to the date of this Agreement (other than any new collective bargaining agreement, Employee Benefit Plan or Foreign Benefit Plans that replaces an existing agreement or plan and contains terms that in the aggregate are not materially less favorable to the Company than the agreement or plan being replaced), or amend any such Employee Benefit Plan or Foreign Benefit Plan in existence on the date of this Agreement if such amendment would be on terms that are materially adverse to the Company.

             (k) Related Party Agreements. The Company shall not enter into, or amend, in any manner materially adverse to the Company or its Subsidiaries any contract, agreement or commitment with any former or present director or officer of the Company or any of its Subsidiaries, or with any Affiliate of any of the foregoing Persons or any other Person covered under Item 404 of Regulation S-K under the Securities Act.

             (l) Indebtedness. The Company shall not, and shall not permit any of its Subsidiaries to, (i) incur, create or assume any indebtedness for borrowed money or guarantee any such indebtedness of another Person or issue or sell any debt securities or rights to acquire any debt securities of the Company or any of its Subsidiaries or guarantee any debt securities of another Person or
(ii) create any material Encumbrances on any material property or assets of the Company or any of its Subsidiaries in connection with any indebtedness thereof, other than Permitted Encumbrances. Notwithstanding the foregoing, the immediately preceding sentence shall not restrict the (1) incurrence of indebtedness for borrowed money and related guarantees (A) under existing credit facilities, loans, debt or accounts receivable securitization facilities made in the ordinary course of the Company's business, (B) for extensions, renewals or refinancings of existing debt (including related premiums and expenses), provided that such refinancing or extension is at prevailing market rates and on terms not materially less favorable in the aggregate than the existing indebtedness being refinanced, renewed or extended, (C) additional borrowings in an amount not to exceed $50 million in the aggregate that, in each case, permit prepayment of such indebtedness without penalty (other than LIBOR breakage costs), (D) indebtedness for borrowed money related to working capital lines of credit, letters of credit, overdraft facilities, hedging transactions, bank guarantees, insurance premium financings, factoring transactions and other ordinary course forms of indebtedness to the extent permitted by the Company's existing credit facilities, (E) by the Company that is owed to any 90% or greater-owned Subsidiary of the Company or by any Subsidiary of the Company that is owed to the Company or another 90% or greater-owned Subsidiary of the Company, and (F) any indebtedness incurred or assumed in connection with any acquisition permitted by Section 4.1(d), or (2) the creation of any Encumbrances securing any indebtedness permitted to be incurred by clause (1) above.

             (m) Company Contracts. Except as permitted pursuant to Sections 4.1(d), (e), (j), or (l) the Company shall not, and shall not permit any of its Subsidiaries to, enter into or amend or modify in any manner materially adverse to the Company and its Subsidiaries taken as a whole any Company Contract, except for renewal(s) on substantially similar terms of existing contracts or replacements of existing contracts with new counterparties on substantially similar terms to the existing contract being replaced.

             (n) Capital Expenditures. The Company shall not, and shall not permit its Subsidiaries to, authorize or make capital expenditures which are, in the aggregate (i) less than 85% or (ii) greater than 125%, in each case of the aggregate amount of capital expenditures scheduled to be made in the Company's capital expenditure budget for the period indicated as set forth in Schedule 4.1(n) of the Company Disclosure Letter except for capital expenditures to repair damage resulting from insured casualty events.

             (o) Prepayment of Debt. Except pursuant to an acquisition permitted by Section 4.1(d), the repayment of indebtedness under the existing revolving credit and term loan facilities of the Company and its Subsidiaries, prepayments not involving the payment of any premium and refinancings permitted under
Section 4.1(l), the Company shall not, and shall not permit its Subsidiaries to, whether through a refinancing or otherwise voluntarily redeem, repurchase, prepay, defease, cancel, or otherwise acquire, or modify in any material respect the terms of, any indebtedness for borrowed money in excess of $75 million.

             (p) Intellectual Property. The Company shall not, and shall not permit any of its Subsidiaries, except in the ordinary conduct of the Company's or such Subsidiaries' business, dispose of, grant, or permit to lapse any rights to, any Intellectual Property, or dispose of or disclose to any Person, other than representatives of Parent, any trade secret.

             (q) Stockholder Meetings. Except as required by applicable law, the Company shall not convene any regular or special meeting (or any adjournment or postponement thereof) of its stockholders, other than at stockholder meetings referenced in Section 5.3 hereto or a meeting called by a majority of the Company's stockholders pursuant to the Company Certificate of Incorporation and the Company Bylaws.

             (r) Loan Forgiveness. The Company shall not forgive any loans to any of its employees, officers or directors or any employees, officers or directors of any of its Subsidiaries, or to any of its Affiliates (other than Affiliates that are Subsidiaries).

             (s) Settlement of Claims. Except as provided in Section 4.1(i), the Company or any of its Subsidiaries shall not settle or compromise any pending or threatened legal proceeding or pay, discharge or satisfy or agree to pay, discharge or satisfy any liability, other than the settlement, compromise, payment, discharge or satisfaction of legal proceedings and liabilities (i) reflected or reserved against in full in the balance sheet included in the

Quarterly Report, (ii) covered by existing insurance policies or indemnities,
(iii) settled since the respective dates thereof in the ordinary course of business consistent with past practice, or (iv) otherwise less than $25 million individually.

             (t) Agreements. The Company shall not, and shall not permit any of its Subsidiaries to, agree to take, authorize or otherwise make any commitment to do any action that is prohibited by this Section 4.1.

         4.2 No Solicitation.

             (a) The Company shall not, nor shall it authorize or permit any of its Subsidiaries or any of their respective Representatives to, directly or indirectly, (i) solicit, initiate or knowingly encourage, or take any other action to knowingly facilitate, the making of any proposal that constitutes or is reasonably likely to lead to a Takeover Proposal or (ii) enter into, continue or otherwise participate in any discussions or negotiations regarding, or furnish to any Person any confidential information with respect to, any Takeover Proposal. The Company shall, and shall cause its Subsidiaries and direct its Representatives to, immediately cease and cause to be terminated all then existing discussions and negotiations with any Person conducted theretofore with respect to any Takeover Proposal, and shall request the prompt return or destruction of all confidential information previously furnished in connection therewith. Notwithstanding the foregoing or anything else in this Agreement to the contrary, at any time prior to obtaining the Company Required Vote, in response to an unsolicited bona fide written Takeover Proposal, if the Board of Directors of the Company determines in good faith, (x) after consultation with its financial advisors and outside counsel, that such Takeover Proposal constitutes, or could reasonably be expected to lead to, a Superior Proposal and
(y) after consultation with its outside counsel, that the failure to take such action would be inconsistent with its fiduciary duties under applicable law, the Company may (and may authorize and permit its Subsidiaries, directors, officers, employees and Representatives to), subject to compliance with Section 4.2(c) (A) furnish information with respect to the Company and its Subsidiaries to the Person making such Takeover Proposal (and its Representatives) pursuant to a customary confidentiality agreement containing confidentiality provisions substantially similar to those set forth in the Confidentiality Agreement, provided that all such material, non-public information has previously been provided or made available to Parent or is provided to Parent prior to or substantially concurrently with the time it is provided to such Person, and (B) participate in discussions and negotiations with the Person making such Takeover Proposal (and its Representatives) regarding such Takeover Proposal.

             (b) Neither the Board of Directors of the Company nor any committee thereof shall (i)(A) withdraw (or modify in a manner adverse to Parent), or publicly propose to withdraw (or modify in a manner adverse to Parent), the approval, recommendation or declaration of advisability by such Board of Directors of the Company or any such committee of this Agreement or the Merger or (B) recommend the approval or adoption of, or approve or adopt, or publicly propose to recommend, approve or adopt, any Takeover Proposal (any action described in this clause (i) being referred to as an "Adverse Recommendation Change") or (ii) approve or recommend, or publicly propose to approve or recommend, or cause or permit the Company or any of its Subsidiaries to execute or enter into, any letter of intent, memorandum of understanding, agreement in principle, merger agreement, acquisition agreement or other similar agreement related to any Takeover Proposal, other than any confidentiality agreement referred to in
Section 4.2(a). Notwithstanding the foregoing or anything else in this Agreement to the contrary, at any time prior to obtaining the Company Required Vote, the Board of Directors of the Company or any committee thereof may in connection with any Takeover Proposal, make an Adverse Recommendation Change if, after consultation with its financial advisors and outside counsel, it determines in good faith that the failure to take such action would be inconsistent with its fiduciary duties under applicable law; provided, however, that the Board of Directors of the Company or any committee thereof may only make an Adverse Recommendation change pursuant to Section 4.2(b)(i)(B) or cause the Company to terminate this Agreement pursuant to Section 7.1(d) if the Board of Directors of the Company or any committee thereof first determines in good faith after consultation with its financial advisors and outside counsel that such Takeover Proposal constitutes a Superior Proposal; and further provided that the Board of Directors of the Company or any committee thereof shall not make an Adverse Recommendation Change until after the third Business Day following Parent's receipt of written notice (a "Notice of Adverse Recommendation Change") from the Company advising Parent that the Board of Directors of the Company intends to take such action and specifying the reasons therefor, including the material terms and conditions of any Superior Proposal that is the basis of the proposed action by such Board of Directors of the Company or any committee thereof (it being understood and agreed that (I) any material amendment to the financial terms of such Superior Proposal shall require a new Notice of Adverse Recommendation Change and a new three (3) Business Day period, (II) in determining whether to make an Adverse Recommendation Change, the Board of Directors of the Company or any committee thereof shall take into account any changes to the financial terms of this Agreement proposed by Parent to the Company in response to a Notice of Adverse Recommendation Change or otherwise, and (III) no Notice of Adverse Recommendation Change shall be delivered to Parent without providing Parent with forty-eight (48) hours prior notice thereof, during which period Parent may deliver a written presentation to the Board of Directors of the Company containing the analysis of Parent and its financial advisors and outside counsel of such Takeover Proposal). No Adverse Recommendation Change shall change the approval of the Board of Directors of the Company for purposes of causing any share takeover statute to be inapplicable to the transactions contemplated by this Agreement.

             (c) In addition to the obligations of the Company set forth in
Section 4.2(a) and Section 4.2(b), the Company shall (i) promptly advise Parent orally and in writing of the receipt of any bona fide Takeover Proposal or any request for information or other inquiry that the Company reasonably believes could lead to any Takeover Proposal in each case after the date of this Agreement and (ii) provide the material terms and conditions of any such Takeover Proposal or other inquiry (unless such Takeover Proposal is in written form, in which case the Company shall give Parent a copy of all written materials comprising or relating thereto) and the identity of the Person making any such Takeover Proposal promptly (but in any event within 24 hours thereof). The Company shall keep Parent reasonably informed of any material developments with respect to any such Takeover Proposal, request for information or other inquiry (including any material changes thereto).

             (d) Nothing contained in this Section 4.2 or elsewhere in this Agreement shall prohibit the Company from (i) taking and disclosing to its stockholders a position contemplated by Rule 14d-9 or Rule 14e-2(a) or Item 1012(a) of Regulation M-A promulgated under the Exchange Act or (ii) making any disclosure to its stockholders if the Board of Directors of the Company or any committee thereof determines in good faith (after consultation with its outside counsel) that the failure to take such action would be inconsistent with its fiduciary duties under applicable law, it being understood, however, that this clause (ii) shall not be deemed to permit the Board of Directors of the Company to make an Adverse Recommendation Change or take any of the actions referred to in clause (ii) of Section 4.2(b) except, in each case, to the extent permitted by Section 4.2(b).

             (e) Notwithstanding anything in this Agreement to the contrary, the Company's Board of Directors or any committee thereof shall be permitted, at any time prior to obtaining the Company Required Vote, other than in connection with a Takeover Proposal, to make an Adverse Recommendation Change, but only if prior to taking any such action, the Board of Directors of the Company (or any committee thereof) determines in good faith (after consultation with outside legal counsel) that failure to take such action would be inconsistent with its fiduciary duties under applicable law and the Company has given three (3) Business Day advance notice to Parent that the Company intends to take such action.

             (f) Notwithstanding anything in this Agreement to the contrary, any factually accurate public statement by the Company that describes the Company's receipt of a Takeover Proposal and the operation of this Agreement with respect thereto, shall not be deemed to be a recommendation of such Takeover Proposal or the withdrawal, amendment or modification of the recommendation of the Company's Board of Directors in favor of the adoption of this Agreement and the Merger; provided, however, that no such statement shall be issued without prior notice to Parent and only when such statement is required to be issued under applicable law (in the good faith judgment of the Company's Board of Directors in consultation with its legal counsel).

             (g) Any action pursuant to this Section 4.2(a), (b), (c), (d), (e),
(f) shall not constitute a breach of the Company's representations, warranties, covenants or agreements contained in this Agreement.

             (h) "Takeover Proposal" shall mean any inquiry, proposal or offer from any Third Party relating to (a) any direct or indirect acquisition or purchase, in a single transaction or a series of transactions, of (i) any assets of the Company and its Subsidiaries, including capital stock of the Subsidiaries of the Company that generated 15% or more of the Company's consolidated net revenue or earnings before interest, taxes, depreciation and amortization for the preceding twelve months, or (ii) 15% or more of the outstanding shares of Company Common Stock, (b) any tender offer or exchange offer that, if consummated, would result in any Third Party owning, directly or indirectly, 15% or more of the outstanding shares of Company Common Stock or (c) any merger, consolidation, business combination, recapitalization, liquidation, dissolution, binding share exchange or similar transaction involving the Company pursuant to which any Third Party (or the shareholders of any Third Party) would own, directly or indirectly, 15% or more of the voting capital stock of the Company or of the surviving entity in a merger or the resulting direct or indirect parent of the Company or such surviving entity, other than, in each case, the transactions contemplated by this Agreement. "Company Required Vote" shall mean the affirmative vote of the holders of a majority of the outstanding shares in favor of adoption of this Agreement. "Superior Proposal" shall mean any bona fide Takeover Proposal that if consummated would result in a Third Party (or the shareholders of any Third Party) owning, directly or indirectly, (a) more than 50% of the voting capital stock of the Company or of the surviving entity in a merger or the resulting direct or indirect parent of the Company or such surviving entity or (b) assets of the Company or any of its Subsidiaries that generated 50% or more of the Company's consolidated net revenue or earnings before interest, taxes, depreciation and amortization for the preceding twelve months, and that, in either case, the Company's Board of Directors or a committee thereof determines (after consultation with its financial advisors and outside counsel and after taking into account all legal, financial, regulatory, estimated timing of consummation and other aspects of such proposal and the Third Party making such proposal that the Board of Directors of the Company determines to be relevant) would, if consummated in accordance with its terms, result in a transaction more favorable to the Company's stockholders than the Merger. "Third Party" shall mean any Person or group (as defined in Section 13(d)(3) of the Exchange Act) other than Parent, Merger Sub or any Affiliates thereof.

                                   ARTICLE V

                              ADDITIONAL AGREEMENTS
                             -----------------------

         5.1 Preparation of Proxy Statement.

             (a) Each of the Company and Parent shall cooperate with each other in the preparation of the Proxy Statement (including the preliminary Proxy Statement) and any amendment or supplement to the preliminary Proxy Statement. The Company shall promptly prepare and file with the SEC as promptly as reasonably practicable a preliminary Proxy Statement (and in any event no later than 30 days following the date of this Agreement); provided, however, that the Company shall furnish such preliminary Proxy Statement to Parent and give Parent and its legal counsel a reasonable opportunity to review such preliminary Proxy Statement prior to filing with the SEC and shall cooperate with Parent with respect to additions, deletions or changes suggested by Parent in connection therewith. The Company shall promptly notify Parent of the receipt of any comments of the SEC staff with respect to the preliminary Proxy Statement and of any requests by the SEC for any amendment or supplement thereto or for additional information and shall provide to Parent, as promptly as reasonably practicable, copies of all written correspondence between the Company or any representative of the Company and the SEC with respect to the Proxy Statement. If comments are received from the SEC staff with respect to the preliminary Proxy Statement, the Company shall use its reasonable best efforts to respond as promptly as reasonably practicable to the comments of the SEC. The Company will promptly supply Parent with copies of all correspondence between the Company or any of its Representatives, on the one hand, and the SEC or members of its staff, on the other hand, with respect to the Proxy Statement or the Merger. The Company shall provide Parent and its legal counsel with a reasonable opportunity to review any amendment or supplement to each of the preliminary and the definitive Proxy Statement prior to filing with the SEC and shall cooperate with Parent with respect to additions, deletions or changes suggested by Parent in connection therewith. Parent shall promptly provide the Company with such information as may be required to be included in the Proxy Statement or as may be reasonably required to respond to any comment of the SEC staff. After all the comments received from the SEC have been cleared by the SEC staff and all information required to be contained in the Proxy Statement has been included therein by the Company, the Company shall promptly file the definitive Proxy Statement with the SEC and cause the Proxy Statement to be mailed (including by electronic delivery if permitted) as promptly as practicable, to its stockholders of record, as of the record date established by the Board of Directors of the Company.

         5.2 Access to Information. The Company shall, and shall cause each of its Subsidiaries to, afford to Parent and its officers, directors, employees, accountants, consultants, agents, legal counsel, financial advisors and other representatives (collectively, the "Representatives"), during the period prior to the earlier of the Effective Time and the termination of this Agreement pursuant to the terms of Section 7.1 of this Agreement, reasonable access, at reasonable times upon reasonable prior notice, to the officers, key employees, agents, properties, offices and other facilities of the Company and its Subsidiaries and to their books, records, contracts and documents and shall, and shall cause each of its Subsidiaries to, furnish reasonably promptly to the Parent and its Representatives such information concerning the Company's and its Subsidiaries' business, properties, contracts, records and personnel as may be reasonably requested, from time to time, by or on behalf of the Parent; provided, that any such access pursuant to this Section 5.2 shall be coordinated through one of the individuals listed on Schedule 5.2 of the Company Disclosure Letter. Parent and its Representatives shall conduct any such activities in such a manner as not to interfere unreasonably with the business or operations of the Company or its Subsidiaries or otherwise cause any unreasonable interference with the prompt and timely discharge by the employees of the Company and its Subsidiaries of their normal duties. Notwithstanding the foregoing provisions of this Section 5.2, the Company shall not be required to, or to cause any of its Subsidiaries to, grant access or furnish information to Parent or any of its Representatives to the extent that such information is subject to an attorney/client or attorney work product privilege or that such access or the furnishing of such information is prohibited by law or an existing contract or agreement, provided, however, that the parties shall use reasonable best efforts to make appropriate substitute arrangements to permit reasonable disclosure under such circumstances. Notwithstanding the foregoing, Parent shall not have access to personnel records of the Company or any of its Subsidiaries relating to individual performance or evaluation records, medical histories or other information that in the Company's good faith opinion on the advice of outside counsel the disclosure of which could subject the Company or any of its Subsidiaries to risk of liability. Parent agrees that it will not, and will cause its Representatives not to, use any information obtained pursuant to this
Section 5.2 for any purpose unrelated to the consummation of the Transactions. The Confidentiality Agreement dated as of July 12, 2007 between Parent and the Company (the "Confidentiality Agreement") shall survive the execution and delivery of this Agreement and, subject to Section 7.2, shall apply to all information furnished thereunder or hereunder.

         5.3 Stockholders' Meeting and Board Recommendation. The Company shall call, hold and convene a meeting of its stockholders to consider the adoption of this Agreement, to be held as promptly as reasonably practicable after the mailing of the Proxy Statement to the Company's stockholders (and in any event no later than 45 days after the mailing of the Proxy Statement), and the Company's obligation to call, hold, and convene such meeting in accordance with this Section 5.3 shall not be affected by the withdrawal, amendment, or modification of the recommendation by the Board of Directors of the Company that the stockholders of the Company vote in favor of adoption of this Agreement, unless the Agreement is terminated pursuant to ARTICLE VII. Subject to Section 4.2(b) and (e), (i) the Board of Directors of the Company shall recommend that the stockholders of the Company vote in favor of the adoption of this Agreement at the Company's stockholders' meeting and the Board of Directors of the Company shall use its reasonable best efforts to solicit from stockholders of the Company proxies in favor of the adoption of this Agreement and (ii) the Proxy Statement shall include a statement to the effect that the Board of Directors of the Company has recommended that the Company's stockholders vote in favor of adoption of this Agreement at the Company's stockholders' meeting. Notwithstanding anything to the contrary contained in this Agreement, the Company may adjourn or postpone the Company's stockholders' meeting to the extent necessary to ensure that any required supplement or amendment to the Proxy Statement is provided to the Company's stockholders or, if as of the time for which the Company's stockholders' meeting is originally scheduled (as set forth in the Proxy Statement) there are insufficient shares of Company Common Stock represented (either in person or by proxy) to constitute a quorum necessary to conduct business at such meeting; provided that no adjournment may be to a date on or after three (3) Business Days prior to the date set forth in
Section 7.1(b)(ii).

         5.4 Regulatory Approvals.

             (a) Except for the filings and notifications made pursuant to the Premerger Notification Rules (as defined below) or other applicable Antitrust Laws (as defined below) to which Section 5.4(b), and not this Section 5.4(a), shall apply, promptly following the execution of this Agreement, the parties shall proceed to prepare and file with the appropriate Governmental Entities all authorizations, consents, notifications, certifications, registrations, declarations and filings that are necessary in order to consummate the transactions contemplated by this Agreement and shall diligently and expeditiously prosecute, and shall cooperate fully with each other in the prosecution of, such matters.

             (b) As promptly as reasonably practicable, but in no event later than 60 calendar days (assuming the parties to this Agreement have received from the other party all the information required to make all of their premerger notification filings), following the execution of this Agreement the parties shall make all premerger notification filings pursuant to the pre-merger notification rules (the "Premerger Notification Rules"). Each of Parent and the Company shall (i) cooperate fully with each other and shall furnish to the other such necessary information and reasonable assistance as the other may reasonably request in connection with its preparation of any filings under any Premerger Notification Rules; (ii) keep the other party reasonably informed of any communication received by such party from, or given by such party to any Antitrust Authority, and of any communication received or given in connection with any proceeding by a private party, in each case regarding the Merger and in a manner that protects attorney-client or attorney work product privilege; and (iii) permit the other party to review and incorporate the other party's reasonable comments in any communication given by it to any Antitrust Authority or in connection with any proceeding by a private party related to Antitrust Laws with any other Person, in each case regarding the Merger and in a manner that protects attorney-client or attorney work product privilege. Unless otherwise agreed and without limiting the obligations stated in this Section 5.4(b), Parent and the Company shall each use its reasonable best efforts to ensure the prompt expiration of any applicable waiting period under any Premerger Notification Rules or approval by the relevant Antitrust Authority. Further, without limiting the obligations stated in this Section 5.4(b), Parent and the Company shall each use its reasonable best efforts to respond to and comply with any request for information regarding the Merger or filings under any Premerger Notification Rules from any Governmental Entity charged with enforcing, applying, administering, or investigating any statute, law, ordinance, rule or regulation designed to prohibit, restrict or regulate actions for the purpose or effect of monopolization, restraining trade or abusing a dominant position (collectively, "Antitrust Laws"), including the European Commission or any other competition authority of any jurisdiction ("Antitrust Authority"). Parent shall be entitled to direct any proceedings or negotiations with any Antitrust Authority or other Person relating to the foregoing Merger or filings under any Premerger Notification Rules, provided that it shall afford the Company a reasonable opportunity to participate therein. Neither party shall initiate any meeting or discussion with any Governmental Entity with respect to any filings, applications, investigation, or other inquiry regarding the Merger or filings under any Premerger Notification Rules without giving the other party reasonable prior notice of the meeting or discussion and, to the extent permitted by the relevant Governmental Entity, the opportunity to attend and participate (which, at the request of either party, shall be limited to outside antitrust counsel only); provided, however, that the Company shall not initiate any offer to any Governmental Entity with respect to any proposed Divestiture Action. Notwithstanding anything herein to the contrary, Parent shall take any and all action necessary, including but not limited to (i) selling or otherwise disposing of, or holding separate and agreeing to sell or otherwise dispose of, assets, categories of assets or businesses of the Company or Parent or their respective Subsidiaries; (ii) terminating existing relationships, contractual rights or obligations of the Company or Parent or their respective Subsidiaries;
(iii) terminating any venture or other arrangement; (iv) creating any relationship, contractual rights or obligations of the Company or Parent or their respective Subsidiaries or (v) effectuating any other change or restructuring of the Company or Parent or their respective Subsidiaries (and, in each case, shall enter into agreements or stipulate to the entry of an order or decree or file appropriate applications with any Antitrust Authority in connection with any of the foregoing and in the case of actions by or with respect to the Company or its Subsidiaries or its or their businesses or assets, by consenting to such action by the Company and provided that any such action may, at the discretion of the Parent, be conditioned upon consummation of the Merger) (each a "Divestiture Action") to ensure that no Governmental Entity enters any order, decision, judgment, decree, ruling, injunction (preliminary or permanent), or establishes any law, rule, regulation or other action preliminarily or permanently restraining, enjoining or prohibiting the consummation of the Merger, ("Antitrust Prohibition") and to ensure that no Antitrust Authority with the authority to clear, authorize or otherwise approve the consummation of the Merger, fails to do so by the Termination Date. In the event that any action is threatened or instituted challenging the Merger as violative of any Premerger Notification Rule or other Antitrust Law, Parent shall take all action necessary, including but not limited to any Divestiture Action, to avoid or resolve such action. In the event that any permanent or preliminary injunction or other order is entered or becomes reasonably foreseeable to be entered in any proceeding that would make consummation of the transactions contemplated hereby in accordance with the terms of this Agreement unlawful or that would restrain, enjoin or otherwise prevent or materially delay the consummation of the transactions contemplated by this Agreement, Parent shall take promptly any and all steps necessary to vacate, modify or suspend such injunction or order so as to permit such consummation prior to the Termination Date. The parties shall take reasonable efforts to share information protected from disclosure under the attorney-client privilege, work product doctrine, joint defense privilege or any other privilege pursuant to this section so as to preserve any applicable privilege.

             (c) Parent and Merger Sub and any of their respective Affiliates shall not take any action with the intention to, or that could reasonably be expected to, hinder or delay the obtaining of clearance or any necessary approval of any Antitrust Authority under an Premerger Notification Rule or Antitrust Law or the expiration of the required waiting period under the Premerger Notification Rules or any other Antitrust Laws, except as may be necessary, in its good faith judgment, to resist or reduce the scope of a Divestiture Action but in no event shall any delay caused by any such action extend beyond the Termination Date.

             (d) If any Divestiture Action agreed to by Parent requires action by or with respect to the Company or its Subsidiaries or its or their businesses or assets, and such action would constitute a breach of this Agreement, the Parent hereby agrees to consent to the taking of such action by the Company and any such action may, at the discretion of the Company, be conditioned upon consummation of the Merger.

             (e) Notwithstanding anything else contained herein, the provisions of this Section 5.4 shall not be construed to require either party to undertake any efforts, or to take or consent to any action, if such efforts, action or consent would be reasonably likely to result in a material adverse effect on the business, operations, financial condition or results of operations of the combined business of Parent and the Company after giving effect to the consummation of the transactions contemplated hereby.

         5.5 Employee Matters.

             (a) Parent or the Surviving Corporation shall take such action as may be necessary so that on and after the Effective Time through the period ending December 31, 2008, employees of the Company and its Subsidiaries, other than current elected executive officers of the Company (approximately 20 individuals), who are not covered by any collective bargaining agreement or labor contract who remain employed after the Closing by Parent, its Subsidiaries, Affiliates or the Surviving Corporation (the "Parent Group"), are provided compensation opportunities (including, but not limited to, base salary, base wages, annual and long-term incentive compensation and phantom stock and phantom option awards) and benefits opportunities (including, but not limited to, pension and welfare benefits and vacation pay but excluding equity compensation) which are, in the aggregate, materially no less favorable than the compensation and benefits (including the target value of phantom options, phantom restricted stock and performance units) made available by the Company and its Subsidiaries to its employees immediately prior to the Effective Time. To the extent not duplicative of benefits, for purposes of eligibility to participate, calculation of benefits and vesting in all benefits provided by the Parent Group to officers and employees of the Company and its Subsidiaries, such officers and employees will be credited with their years of benefits eligibility service with the Company and its Subsidiaries and any predecessors thereof to the extent such service with a predecessor was so recognized under analogous Employee Benefit Plans (including, but not limited to vacation pay plans) of the Company and its Subsidiaries prior to the Effective Time. The eligibility of any such officer or employee of the Company and its Subsidiaries to participate in any welfare benefit plan or program of the Parent Group shall not be subject to any exclusions for any pre-existing conditions if such individual had met the participation requirements of similar benefit plans and programs of the Company and its Subsidiaries prior to the Effective Time. Amounts paid before the Effective Time by such officers and employees of the Company and its Subsidiaries under any health plans of the Company or its Subsidiaries shall, after the Effective Time, be taken into account in applying deductible and out-of-pocket limits applicable under the health plans of the Parent Group to the same extent as if such amounts had, when paid, been paid under such health plans of the Parent Group. Nothing contained in this Section 5.5 shall create any rights in any officer or employee of the Company or any of its Subsidiaries in respect of continued employment for any specified period of any nature or kind whatsoever or, except as set forth in this Agreement, limit Parent's or the Surviving Corporation's power to amend or terminate any particular Employee Benefit Plan or Foreign Benefit Plan or require (and the Company shall take no action that would require) the Parent or Surviving Corporation to continue any particular Employee Benefit Plan or Foreign Benefit Plan. To the extent that an agreement with a labor union, works council or a similar entity obligates the Company to require a purchaser or merger partner to assume the terms of that agreement, Parent agrees to cause the Surviving Corporation to recognize the entity that is a party to such an agreement as the exclusive bargaining representative of the covered employees and to cause the Surviving Corporation to adopt the terms of that agreement and any related and current memorandums of agreement between the Company and such entity.

             (b) Except as necessary to comply with applicable law, for a period ending on the later of (i) twelve months from the Effective Time or (ii) December 31, 2008, Parent Group shall not terminate or otherwise amend the severance plans described in Schedule 5.5(b) of the Company Disclosure Letter in a manner adverse to any officer or employee of the Company or any of its Subsidiaries covered by such plans immediately prior to the Effective Time. Notwithstanding the foregoing, Parent Group shall not, with respect to employees of the Company and its Subsidiaries who remain Employed after the signing by the Parent Group, terminate or permit the Surviving Corporation or its Subsidiaries to terminate or otherwise amend any severance plan at a time, or in a manner, not permitted under the terms of that plan.

             (c) Parent or the Surviving Corporation shall take such action as may be necessary so that on or immediately after the Effective Time, the benefits payable under the

Lyondell Chemical Company Supplementary Executive Retirement Plan, the Lyondell Chemical Company Executive Deferral Plan, the Lyondell Chemical Company Director Deferral Plan and the Lyondell Chemical Company Retirement Plan for Non-Employee Directors are paid in accordance with plan terms. Parent or the Surviving Corporation shall take such action as may be necessary so that the benefits payable in cash under outstanding performance unit awards, phantom option awards and phantom restricted stock awards under the terms of (i) the Lyondell Chemical Company Non-Executive Incentive Plan will be paid in full on or immediately after the Effective Time in accordance with their terms, and (ii) the Millennium Chemicals Inc. Non-Executive Incentive Plan, the Equistar Chemicals L.P. 2001 Incentive Plan, the Equistar Chemicals, L.P. Non-Executive Incentive Plan and the Houston Refining L.P. Non-Executive Incentive Plan (the "Subsidiary Incentive Plans") will be paid in full on the later of January 15, 2008 or thirty days after the Effective Time, in each case with such payments under the Lyondell Chemical Company Non-Executive Incentive Plan and the Subsidiary Incentive Plans to be based on the methodology described in Sections 2.3, 2.4 and 2.5 and it is expressly understood and agreed that the Subsidiary Incentive Plans will be amended prior to the Effective Time to reflect these obligations and as necessary to comply with section 409A of the Code; provided that, such amendments do not cause a material increase in the cost to the Company of providing benefits under such plans. Parent or the Surviving Corporation shall cause the Company and its Subsidiaries to pay annual incentive bonuses for the 2007 calendar year, in accordance with the terms of the bonus plans or programs presently in effect, based on the actual achievement of the approved performance criteria for 2007, provided all such annual incentive bonuses for the 2007 calendar year have not been made by the Company prior to the Closing. In furtherance of the provisions set forth in Section 5.5(a) above, Parent or the Surviving Corporation shall cause the Company and its Subsidiaries to administer the annual cash bonus awards under the existing administrative guidelines for annual cash bonus awards in all material respects so that annual cash bonuses payable in 2008 with respect to the 2007 performance year shall be determined on the basis of financial performance achieved by the Company and its Subsidiaries and shall not be affected in any way by any expenses or balance sheet changes on or after the Effective Time resulting from or related to the Merger.

         5.6 Indemnification; Directors' and Officers' Insurance.

             (a) Without limiting any other rights that any Indemnified Person (as defined below) may have pursuant to any employment agreement or indemnification agreement in effect on the date hereof, from and after the Effective Time through the six year anniversary of the Effective Time, the Surviving Corporation shall indemnify, defend and hold harmless (and Parent shall cause the Surviving Corporation to indemnify, defend and hold harmless) each Person who is now, or has been at any time prior to the date of this Agreement or who becomes prior to the Effective Time, a director or officer of the Company or any of its Subsidiaries or who acts as a fiduciary under any Employee Benefit Plan of the Company or any of its Subsidiaries in their capacity as such and not as stockholder or optionholder of the Company or its Subsidiaries (the "Indemnified Persons") against all losses, claims, damages, costs, fines, penalties, expenses (including attorneys' and other professionals' fees and expenses), liabilities or judgments or amounts that are paid in settlement (with the approval of the indemnifying party), of or incurred in connection with any threatened or actual claim, action, suit, proceeding or investigation to which such Indemnified Person is a party based, in whole or in part, on or arising, in whole or in part, out of the fact that such Person is or was a director or officer of the Company or any of its Subsidiaries, a fiduciary under any Employee Benefit Plan of the Company or any of its Subsidiaries or is or was serving at the request of the Company or any of its Subsidiaries as a director, officer, employee or agent of another corporation, partnership, limited liability company, joint venture, employee benefit plan, trust or other enterprise or by reason of anything done or not done by such Person in any such capacity, pertaining to any act or omission occurring or existing prior to, the Effective Time and whether asserted or claimed prior to, at or after the Effective Time ("Indemnified Liabilities"), including all Indemnified Liabilities based in whole or in part on, or arising in whole or in part out of, or pertaining to, this Agreement or the Transactions, in each case to the fullest extent permitted under applicable law (and the Surviving Corporation shall pay reasonable expenses incurred in defense of any claim in connection therewith in advance of the final disposition of any such claim, action, suit, proceeding or investigation to each Indemnified Person to the fullest extent permitted under applicable law; provided that any person to whom expenses are advanced provides an undertaking to repay such advances if it is ultimately determined that such person is not entitled to indemnification). Without limiting the foregoing, in the event any such claim, action, suit, proceeding or investigation is brought against any Indemnified Persons (whether asserted before or after the Effective Time), (i) the Indemnified Persons may retain the Company's regularly engaged legal counsel or other counsel satisfactory to them, and Parent and the Surviving Corporation shall pay all reasonable fees and expenses of such counsel for the Indemnified Persons as promptly as statements therefor are received, and (ii) Parent and the Surviving Corporation shall cooperate in the defense of any such matter, provided that neither Parent nor the Surviving Corporation shall be liable for any settlement effected without its prior written consent. Any Indemnified Person wishing to claim indemnification under this Section 5.6, upon learning of any such claim, action, suit, proceeding or investigation, shall notify the Surviving Corporation (but the failure so to notify shall not relieve a party from any obligations that it may have under this Section 5.6 except to the extent such failure materially prejudices such party's position with respect to such claims) and, if required by law, shall deliver to the Surviving Corporation an undertaking to repay any amounts advanced to it if it shall ultimately be determined that such Indemnified Person is not entitled to indemnification, but without any requirement for the posting of a bond or any other terms or conditions other than those expressly set forth herein; provided further, that Parent shall not be obligated pursuant to this Section 5.6(a) to pay the fees and disbursements of more than one counsel for all Indemnified Persons in any single action, unless, in the good faith judgment of any of the Indemnified Persons, there is or may be a conflict of interests between two or more of such Indemnified Persons, in which case there may be separate counsel for each similarly situated group.

             (b) Parent and the Surviving Corporation shall not amend, repeal or otherwise modify the Certificate of Incorporation or Bylaws of the Surviving Corporation in any manner that would adversely affect (or manage the Surviving Corporation or its Subsidiaries, with the intent to adversely affect) the rights thereunder or under the Company Certificate of Incorporation or Company Bylaws of any Indemnified Person to indemnification, exculpation and advancement except to the extent required by law. Parent shall, and shall cause the Surviving Corporation to, fulfill and honor any indemnification or exculpation agreements between the Company and any of its directors, officers or employees existing immediately prior to the Effective Time.

             (c) Parent and the Surviving Corporation shall indemnify any Indemnified Person against all reasonable costs and expenses (including reasonable attorneys' fees and expenses), relating to the enforcement of such Indemnified Person's rights under this Section 5.6 or under any charter, bylaw or contract, provided that such Indemnified Party is successful in enforcing such claim.

             (d) Parent agrees that immediately prior to the Effective Time, the Company will cause to be put in place, and Parent shall fully prepay immediately prior to the Effective Time, "tail" insurance policies with a claims period of at least six years from the Effective Time from an insurance carrier with the same or better credit rating as the Company's current insurance carrier with respect to directors' and officers' liability insurance in an amount and scope at least as favorable as the Company's existing policies with respect to matters, acts or omissions existing or occurring at or prior to the Effective Time; provided, that in no event shall Parent be required to spend more than 200% (the "Cap Amount") of the last annual premium paid by the Company prior to the date hereof (the amount of such premium being set forth in Schedule 3.1(q) of the Company Disclosure Letter) per policy year of coverage under such tail policy; provided, further that if the cost per policy year of such insurance exceeds the Cap Amount, Parent shall purchase as much coverage per policy year as reasonably obtainable for the Cap Amount.

             (e) In the event that Parent or the Surviving Corporation or any of its successors or assigns (i) consolidates with or merges into any other Person and shall not be the continuing or surviving corporation or entity of such consolidation or merger or (ii) transfers all or substantially all of its properties and assets to any other Person, then, in each such case, proper provisions shall be made so that such other Person shall assume the obligations set forth in this Section 5.6(e) in addition to the Surviving Corporation remaining liable for such obligations. The provisions of this Section 5.6(e) are intended to be for the benefit of, and shall be enforceable by, the parties hereto and each Person entitled to indemnification or insurance coverage or expense advancement pursuant to this Section 5.6(e), and his heirs and representatives.

             (f) Parent will ensure (including providing funding, if necessary) that the obligations of the Surviving Corporation in this Section 5.6 are fulfilled.

         5.7 Agreement to Defend. In the event any claim, action, suit, investigation or other legal or administrative proceeding by any Governmental Entity or other Person is commenced that questions the validity or legality of the Transactions or seeks damages in connection therewith, the parties hereto agree to cooperate and use their reasonable best efforts to defend against and respond thereto. The Company shall give Parent reasonable opportunity to participate in the defense or settlement of any stockholder litigation against the Company and its directors relating to any Transaction, provided, that no such settlement shall be agreed to without Parent's consent, which shall not be unreasonably withheld, conditioned or delayed.

         5.8 Public Announcements. The parties hereto will consult with each other before issuing, and will provide each other reasonable opportunity to review and comment upon, any press release or otherwise making any written public statements with respect to this Agreement, the Merger or the other Transactions, and shall not issue any such press release or make any such written public statement prior to such consultation, except as Parent, Merger Sub or the Company may be required by applicable law, court order or by obligations pursuant to any listing agreement with any national securities exchange (in which case such party will, to the extent practicable, promptly inform the other parties hereto in writing in advance of such compelled disclosure).

         5.9 Advice of Certain Matters; Control of Business. Subject to compliance with all applicable laws, the Company and Parent, as the case may be, shall confer on a regular basis with each other, report on operational matters and shall promptly advise each other orally and in writing of any change or event having, or which would be reasonably likely to have, individually or in the aggregate, a Company Material Adverse Effect or Parent Material Adverse Effect, as the case may be. The Company and Parent shall promptly provide each other (or their respective counsel) copies of all filings made by such party or its Subsidiaries with the SEC or any other Governmental Entity in connection with this Agreement and the Transactions. Prior to the Effective Time, the Company shall exercise, consistent with the terms and conditions of this Agreement, complete control and supervision of the Company's operations.

         5.10 Conveyance Taxes. The Company and Parent will (a) cooperate in the preparation, execution and filing of all Tax Returns, questionnaires, applications or other documents regarding any real property transfer or gains, sales, use, transfer, value added, stock transfer and stamp Taxes, any transfer, recording, registration and other fees and any similar Taxes which become payable in connection with the Transactions, (b) cooperate in the preparation, execution and filing of all applications or other documents regarding any applicable exemptions to any such Tax or fee, and (c) each pay any such Tax or fee which becomes payable by it on or before the due date therefor.

         5.11 Investigation by Parent and Merger Sub; No Other Representations or Warranties.

             (a) Each of Parent and Merger Sub acknowledges and agrees that it has made its own inquiry and investigation into, and, based on the information provided by the Company, has formed an independent judgment concerning, the Company and its Subsidiaries and their businesses and operations, and Parent and Merger Sub have requested such documents and information from the Company as each such party considers material in determining whether to enter into this Agreement and to consummate the transactions contemplated in this Agreement. Each of Parent and Merger Sub acknowledges and agrees that it has had an opportunity to ask all questions of and receive answers from the Company with respect to any matter such party considers material in determining whether to enter into this Agreement and to consummate the transactions contemplated in this Agreement.

             (b) Each of Parent and Merger Sub agrees that, except for the representations and warranties made by the Company that are expressly set forth in Section 3.1 of this Agreement (as modified by the Company Disclosure Letter or as disclosed in the

Company SEC Documents) and in any certificate provided pursuant to Section 6.2(c), neither the Company nor any other Person has made or shall be deemed to have made any representation or warranty of any kind. Without limiting the generality of the foregoing, each of Parent and Merger Sub agrees that neither the Company, any holder of the Company's securities nor any of their respective Affiliates or Representatives, makes or has made any representation or warranty to Parent, Merger Sub or any of their representatives or Affiliates with respect to:

                 (i) any projections, forecasts or other estimates, plans or budgets of future revenues, expenses or expenditures, future results of operations (or any component thereof), future cash flows (or any component thereof) or future financial condition (or any component thereof) of the Company or any of its Subsidiaries or the future business, operations or affairs of the Company or any of its Subsidiaries heretofore or hereafter delivered to or made available to Parent, Merger Sub or their respective representatives or Affiliates; or

                 (ii) any other information, statement or documents heretofore or hereafter delivered to or made available to Parent, Merger Sub or their respective representatives or Affiliates, except to the extent and as expressly covered by a representation and warranty made by the Company and contained in Section 3.1 of this Agreement.

         5.12 Financing.

             (a) Parent shall use its reasonable best efforts to take, or cause to be taken, all actions and to do, or cause to be done, all things necessary, proper or advisable to arrange and consummate the financing necessary to consummate the Transactions (the "Debt Financing") on the terms and conditions described in the Debt Commitment Letter, including using reasonable best efforts to (i) satisfy on a timely basis all terms, covenants and conditions set forth in the Debt Commitment Letter; (ii) enter into definitive agreements with respect thereto on the terms and conditions contemplated by the Debt Commitment Letter; (iii) enforce its rights under the Debt Commitment Letter; and (iv) consummate the Debt Financing at or prior to the Effective Time. Parent will furnish correct and complete copies of all such definitive agreements to the Company promptly upon their execution.

             (b) Parent shall keep the Company informed with respect to all material activity concerning the status of the Debt Financing contemplated by the Debt Commitment Letter and shall give the Company prompt notice of any material adverse change with respect to such Debt Financing. Without limiting the foregoing, Parent agrees to notify the Company promptly, and in any event within two Business Days, if at any time (i) any Debt Commitment Letter shall expire or be terminated for any reason, (ii) any financing source that is a party to any Debt Commitment Letter notifies Parent that such source no longer intends to provide financing to Parent on the terms set forth therein, or (iii) for any reason Parent no longer believes in good faith that it will be able to obtain all or any portion of the Financing contemplated by the Debt Commitment Letter on the terms described therein. Parent shall not, and shall not permit any of its Affiliates to, without the prior written consent of the Company, take or fail to take any action or enter into any transaction, including any merger, acquisition, joint venture, disposition, lease, contract or debt or equity financing, that could reasonably be expected to breach or make untrue any representation or warranty contained in the Commitment Letters or otherwise impair, delay or prevent consummation of the Financing contemplated by any of the Debt Commitment Letter. Parent shall not amend or alter, or agree to amend or alter, any Debt Commitment Letter in any manner that would prevent or materially impair or delay the consummation of Transactions without the prior written consent of the Company.

             (c) If any portion of the Debt Financing becomes unavailable on the terms and conditions contemplated in the Debt Commitment Letter or any Debt Commitment Letter shall be terminated or modified in a manner materially adverse to Parent for any reason, Parent shall use its reasonable best efforts to arrange to obtain alternative financing from alternative sources in an amount sufficient to consummate the Transactions ("Alternate Financing") and to obtain, and, if obtained, will provide the Company with a copy of, a new financing commitment that provides for at least the same amount of financing as such Debt Commitment Letter as originally issued and on terms and conditions (including termination rights and funding conditions) no less favorable in the aggregate to Parent or Merger Sub than those included in such Debt Commitment Letter (the "New Commitment Letter"). To the extent applicable, Parent shall use its reasonable best efforts to take, or cause to be taken, all things necessary, proper or advisable to arrange promptly and consummate the Alternate Financing on the terms and conditions described in any New Commitment Letter, including using reasonable best efforts to (i) satisfy on a timely basis all terms, covenants and conditions set forth in the New Commitment Letter; (ii) enter into definitive agreements with respect thereto on the terms and conditions contemplated by the New Commitment Letter; (iii) enforce its rights under the New Commitment Letter; and (iv) consummate the Alternate Financing at or prior to the Closing.

         5.13 Reasonable Best Efforts; Notification.

             (a) Except to the extent that the parties' obligations are specifically set forth elsewhere in this ARTICLE V, upon the terms and subject to the conditions set forth in this Agreement (including Section 4.2), each of the parties shall use reasonable best efforts to take, or cause to be taken, all actions, and to do, or cause to be done, and to assist and cooperate with the other parties in doing, all things necessary, proper or advisable to consummate and make effective, in the most expeditious manner practicable, the Merger and the other Transactions.

             (b) The Company shall use commercially reasonable efforts in connection with the Debt Financing to (provided that none of the following shall unreasonably interfere with the operation of the Company):

                 (i) provide to Parent all cooperation reasonably requested by Parent that is reasonably necessary and customary;

                 (ii) participate in customary meetings, presentations, road shows, due diligence sessions and drafting sessions and sessions with rating agencies;

                 (iii) assist Parent with the preparation of materials for rating agency presentations and offering documents (including private placement memoranda, bank information memoranda, prospectuses and similar documents) necessary and customary in connection with the Debt Financing;

                 (iv) assist Parent with the preparation of an offering memorandum, including the "Business" section, the "Risk Factors" section and the "Management's Discussion and Analysis of Financial Conditions and Results of Operations" section, in accordance with customary practices for an offering under Rule 144A under the Securities Act;

                 (v) furnish Parent with financial and other pertinent information regarding the Company as may be reasonably requested by Parent to consummate the Debt Financing, including all financial statements and financial data of the type and form customarily included in private placements under Rule 144A under the Securities Act and the financial data required by Item 3-01 of Regulation S-X under the Securities Act;

                 (vi) assist Parent in procuring accountants' comfort letters and consents, payoff letters, lien releases, legal opinions, surveys and title insurance as reasonably requested by Parent;

                 (vii) provide and execute customary officer's certificates and other similar documents as may be reasonably requested by Parent so long as no such document is effective until the occurrence of the Effective Date;

                 (viii) cooperate with the marketing efforts of Parent and its financing sources for any Debt Financing to be raised by Parent to complete the transactions contemplated hereby, and

                 (ix) take all corporate actions, subject to the occurrence of the Effective Time, reasonably requested by Parent in connection with the consummation of the Debt Financing.

             (c) All non-public or otherwise confidential information regarding the Company obtained by Parent pursuant to this paragraph shall be kept confidential in accordance with the Confidentiality Agreement.

             (d) Parent shall, promptly upon request by the Company, reimburse the Company for all out-of-pocket costs and third-party expenses incurred by the Company and its Subsidiaries and their respective representatives in connection with the cooperation set forth in this Section 5.13. Nothing contained in
Section 5.13(b) shall require the Company or any of its Subsidiaries to pay any commitment or other similar fee or incur any other liability in connection with the Debt Financing prior to the Effective Time. Parent shall indemnify and hold harmless the Company and its Subsidiaries and their respective officers, directors and other representatives for and against any and all losses or damages suffered or incurred by them in connection with the arrangement of the Debt Financing and any information utilized in connection therewith except with respect to information supplied by the Company specifically for inclusion or incorporation by reference therein.

             (e) The Company shall give prompt notice to Parent, and Parent or Merger Sub shall give prompt notice to the Company, upon becoming aware (i) that any representation or warranty made by it in this Agreement has become untrue or inaccurate in any material respect, (ii) of any condition, event or circumstance that will result in any of the conditions in Section 6.2(a) or 6.3(a) not being met, or (iii) of the failure by it to comply with or satisfy in any material respect any covenant, condition or agreement to be complied with or satisfied by it under this Agreement; provided, however, that no such notification shall affect the representations, warranties, covenants or agreements of the parties or the conditions to the obligations of the parties under this Agreement.

             (f) Parent and its Affiliates shall not (i) amend or otherwise change any of its or Merger Sub's organization documents, or (ii) enter into any transaction or take any action, that in the case of clause (i) or (ii) could reasonably be expected to have a Parent Material Adverse Effect.

         5.14 Rule 16b-3. Prior to the Effective Time, the Company may take such actions as may be necessary to cause dispositions of equity securities of the Company (including derivative securities) pursuant to the transactions contemplated by this Agreement by any officer or director of the Company who is subject to Section 16 of the Exchange Act to be exempt under Rule 16b-3 promulgated under the Exchange Act in accordance with the procedures set forth in such Rule 16b-3.

         5.15 New Jersey Industrial Site Recovery Act.

             (a) Prior to and after the Closing Date, to the extent that the New Jersey Industrial Site Recovery Act, N.J.S.A. 13:1K-6, et seq. ("ISRA") is applicable to the Company's denatured alcohol manufacturing facility in Newark, New Jersey (the "New Jersey Property"), the Company shall be responsible for taking all necessary actions to comply with the requirements of ISRA with respect to the transaction as contemplated hereby, including, but not limited to, submitting all necessary forms and conducting any required investigation and remediation, and shall bear all of the costs and expenses associated with such compliance.

             (b) The Company shall provide Parent with advance copies of all correspondence and documents to be filed in connection with ISRA and shall cooperate with Parent with respect to any reasonable comments suggested by Parents to such filings.

         5.16 Tender Offer.

             (a) Notwithstanding anything to the contrary in this Agreement, the Confidentiality Agreement or otherwise, in the event that Parent determines, in its reasonable, good faith judgment that doing so will increase the likelihood of the consummation of the transactions contemplated hereby, Parent shall have the right to commence, or to cause Merger Sub or another one of its affiliates (such entity, the "Tender Offeror") to commence, at any time after the date hereof, a cash tender offer for any and all of the issued and outstanding shares of the Company Common Stock at a purchase price per share, net to the holders thereof, equal to the Merger Consideration, provided, that (i) it shall be a condition to the obligation of the Tender Offeror to accept for payment and pay for shares of Company Common Stock tendered in the tender offer that there shall have been validly tendered and not withdrawn prior to the expiration date of the tender offer that number of shares of Company Common Stock which, when added to any shares of Company Common Stock owned by Parent and Merger Sub, represents 90% or greater of the issued and outstanding shares of Company Common Stock (such condition, the "Minimum Condition"), (ii) except for the Minimum Condition, the obligation of the Tender Offeror to accept for payment and pay for shares of Company Common Stock tendered in the tender offer shall not be more conditional than the obligation of Parent and Merger Sub to consummate the Merger, (iii) Parent, Merger Sub and/or the Tender Offeror shall be obligated to consummate (x) the Merger or (y) a merger providing for cash consideration at least equal to the Merger Consideration and which shall otherwise be on terms and conditions no less favorable to the holders of shares of Company Common Stock than the Merger, (iv) the tender offer shall comply with all applicable laws, including the Exchange Act, Sections 14(d) and 14(e) thereof and the rules, regulations and schedules promulgated thereunder, and (v) the Tender Offeror shall not be required to accept for payment or pay for any validly tendered shares if, at the expiration date of the tender offer the conditions set forth in Section 6.1 (other than Section 6.1(a)) and Section 6.2 of this Agreement shall not have been satisfied or waived. The expiration date of the tender offer shall not be earlier than 60 calendar days after the date hereof; provided, however, that if a Third Party commences a tender offer for 50% of more of the outstanding shares of Company Common Stock, the tender offer by the Tender Offeror may expire one (1) Business Day prior to the initial expiration date of such other tender offer. The parties hereto shall (a) negotiate in good faith and as expeditiously as practicable any and all amendments, modifications or waivers of this Agreement and the Confidentiality Agreement necessary or appropriate to implement this Section 5.16, (b) make any and all amendments or modifications to the Proxy Statement, (c) make any and all filings with or submissions to (and/or make any and all amendments or modifications to existing filings or submissions), and seek any and all consents, authorizations and permits from, any Governmental Entity necessary or appropriate in light of the tender offer, including under any Antitrust Law, other applicable law or otherwise, and (d) otherwise take any and all actions necessary or appropriate to implement this Section 5.16 and to ensure the Merger and the tender offer comply with all applicable laws and are consummated. For avoidance of doubt, the Company acknowledges that the representations and warranties set forth in Sections 3.1(v) and 3.1(y) apply to the tender offer described in this

Section 5.16. In the event that the Tender Offeror shall acquire in the aggregate a number of the outstanding shares of Company Common Stock, pursuant to the tender offer or otherwise, sufficient to enable Parent, Merger Sub or the Company to cause the Merger to become effective pursuant to Section 253 of the DGCL without a meeting of stockholders of the Company, Parent shall take all necessary and appropriate action to cause the Merger to become effective pursuant to Section 253 of the DGCL as soon as practicable after such acquisition, without a meeting of stockholders of the Company, in accordance with and subject to the DGCL. For avoidance of doubt, in such event consummation of the Merger shall not be subject to any of the conditions set forth in Article VI hereof. Parent shall amend or alter the Debt Commitment Letter or enter into new debt commitment letter(s) that would enable the Tender Offeror to finance the tender offer and the Merger in order to effect the tender offer in accordance with the provisions in this Section 5.16; provided that any such financing shall be on terms no less favorable in the aggregate to Parent or Merger Sub than those included in such Debt Commitment Letter and reasonably satisfactory to the Company.

             (b) Notwithstanding Section 1.5 hereof or any other provision hereof, upon the completion of the tender offer and until the Effective Time (the "Interim Period"), the Board of Directors of the Company shall have at least three directors who are directors of the Company on the date of this Agreement (the "Continuing Directors"); and provided further that, in such event, if the number of Continuing Directors shall be reduced below three for any reason whatsoever, the remaining Continuing Directors or Director shall designate a person or persons to fill any such vacancy who shall be deemed to be a Continuing Director. During the Interim Period, the approval of a majority of the Continuing Directors then serving shall be required to (i) authorize any agreement between the Company and any of its Subsidiaries, on the one hand, and Parent, Merger Sub or any of their Affiliates on the other hand, (ii) amend or terminate this Agreement on behalf of the Company, (iii) exercise or waive any of the Company's rights or remedies hereunder, (iv) waive or extend the time for performance of Parent's or Merger Sub's obligations hereunder, (v) amend the Company's or any of its Subsidiaries' charter or bylaws, if such action would adversely affect the holders of shares of Company Common Stock, or (vi) take any other action by the Company in connection with this Agreement or the transactions contemplated hereby required to be taken by the Company's Board of Directors.

         5.17 Business of Parent5.18 . From the date of this Agreement until the Effective Time, (i) Parent will continue to engage in business in same general type as now conducted by Parent, (ii) Parent will not consolidate or merge with or into any other Person, and (iii) Parent will not sell or otherwise dispose of all or substantially all of its assets to any other Person or Persons.

                                   ARTICLE VI

                              CONDITIONS PRECEDENT
                              --------------------

         6.1 Conditions to Each Party's Obligation to Effect the Merger. The respective obligation of each party to effect the Merger is subject to the satisfaction at or prior to the Closing Date of the following conditions, any or all of which may be waived jointly by the parties hereto, in whole or in part, to the extent permitted by applicable law:

             (a) Stockholder Approval. This Agreement shall have been adopted by the requisite vote of the stockholders of the Company in accordance with the DGCL, the Company Certification of Incorporation and the Company Bylaws.

             (b) Approvals. The waiting periods and approvals applicable to the consummation of the Merger pursuant to the rules of the antitrust authorities of the jurisdictions described in Schedule 6.1(b) shall have expired, been terminated or been obtained, as applicable. All other consents, approvals, permits and authorizations required to be obtained prior to the Effective Time from any Governmental Entity, including any Antitrust Authority other than as set forth in Schedule 6.1(b) under the Premerger Notifications Rules, shall have been obtained, and any applicable waiting period shall have expired or been terminated, except where the failure to comply would not be reasonably likely to have, individually or in the aggregate, a Company Material Adverse Effect or a material adverse effect on the business operations, financial condition or results of operations of the combined business of Parent and the Company after giving effect to the consummation of the transactions contemplated hereby.

             (c) No Injunctions or Restraints. No Governmental Entity having jurisdiction over any party hereto shall have issued any order, decree, ruling, injunction or other action that is in effect (whether temporary, preliminary or permanent) restraining, enjoining or otherwise prohibiting the consummation of the Merger and no law or regulation shall have been adopted that makes consummation of the Merger illegal or otherwise prohibited, including any Antitrust Prohibition.

         6.2 Additional Conditions to Obligations of Parent and Merger Sub. The obligations of Parent and Merger Sub to effect the Merger are subject to the satisfaction at or prior to the Closing Date of the following conditions, any or all of which may be waived exclusively by Parent, in whole or in part, to the extent permitted by applicable law:

             (a) Representations and Warranties of the Company.

                 (i) Each of the representations and warranties of the Company set forth in this Agreement (other than the representations and warranties contained in the second, fifth and seventh sentences of Section 3.1(b)) shall be true and correct as of the date of this Agreement and as of the Closing Date as though made on and as of the Closing Date (except that, in each case, representations and warranties that speak as of a specified date shall have been true and correct only on such date) except for such failures to be true and correct (when taken together and disregarding all qualifications and exceptions contained therein as to materiality or Company Material Adverse Effect) that would not be reasonably likely to have, individually or in the aggregate, a Company Material Adverse Effect.

                 (ii) The representations and warranties of the Company contained in the second, fifth and seventh sentences of Section 3.1(b) shall be true and correct as of the date of this Agreement and as of the Closing Date, subject only to de minimis breaches.

             (b) Performance of Obligations of the Company. The Company shall have performed, or complied with, in all material respects all obligations required to be performed or complied with by it under this Agreement at or prior to the Closing Date.

             (c) Compliance Certificate. Parent shall have received a certificate of the Company signed by its Chief Executive Officer or Chief Financial Officer, dated the Closing Date, confirming that the conditions in Sections 6.2(a), (b), and (d) have been satisfied (it being agreed that in the event Parent shall elect to exercise the Parent Closing Option in accordance with Section 1.2, Parent shall have received such certificate dated as of the First Eligible Closing Date).

             (d) Absence of Company Material Adverse Effect. There shall not have occurred after the date of this Agreement a Company Material Adverse Effect.

         6.3 Additional Conditions to Obligations of the Company. The obligation of the Company to effect the Merger is subject to the satisfaction at or prior to the Closing Date of the following conditions, any or all of which may be waived exclusively by the Company in whole or in part to the extent permitted by applicable law:

             (a) Representations and Warranties of Parent and Merger Sub.

                 (i) Each of the representations and warranties of Parent and Merger Sub set forth in this Agreement (other than the representations and warranties contained in Section 3.2(f)) shall be true and correct as of the date of this Agreement and as of the Closing Date as though made on and as of the Closing Date (except that, in each case, representations and warranties that speak as of a specified date shall have been true and correct only on such date) except for such failures to be true and correct (when taken together and disregarding qualifications and exceptions contained therein as to materiality or Parent Material Adverse Effect) that would not be reasonably likely to have, individually or in the aggregate, a Parent Material Adverse Effect.

                 (ii) The representations and warranties of Parent and Merger Sub contained in Section 3.2(f) shall be true and correct as of the date of this Agreement and as of the Closing Date as though made on and as of the Closing Date except that those representations and warranties which address matters only as of a particular date shall be true and correct as of such date.

             (b) Performance of Obligations of Parent and Merger Sub. Parent and Merger Sub each shall have performed or complied with in all material respects all obligations required to be performed by them under this Agreement at or prior to the Closing Date.

             (c) Payment Fund. Parent shall have deposited in the Payment Fund cash in an amount sufficient to permit payment of the aggregate Merger Consideration payable pursuant to Section 2.1, the aggregate Option Consideration payable pursuant to Section 2.3 and the aggregate Performance Unit Consideration pursuant to Section 2.5.

             (d) Compliance Certificate. The Company shall have received a certificate of Parent signed by its Chief Executive Officer or Chief Financial Officer, dated the Closing Date, confirming that the conditions in Section 6.3(a), (b) and (c) have been satisfied.

                                   ARTICLE VII

                                   TERMINATION
                                  ------------

         7.1 Termination. This Agreement may be terminated and the Merger may be abandoned at any time prior to the Effective Time, whether before or after adoption of this Agreement by the stockholders of the Company:

             (a) by mutual written consent of the Company and Parent in each case duly authorized by the Board of Directors (or a committee thereof);

             (b) by either the Company or Parent:

                 (i)  if:

                      (A) any Governmental Entity having jurisdiction over any party hereto shall have issued any order, decree, ruling or injunction or taken any other action permanently restraining, enjoining or otherwise prohibiting the consummation of the Merger and such order, decree, ruling or injunction or other action shall have become final and nonappealable or if there shall be adopted any law or regulation that makes consummation of the Merger illegal or otherwise prohibited; provided, however, that the party seeking to terminate this Agreement pursuant to this Section 7.1(b)(i)(A) shall have used all commercially reasonable efforts to remove such order or reverse such action; or

                      (B) the adoption of this Agreement by the stockholders of the Company shall not have been obtained upon a vote held at a duly held meeting of the stockholders of the Company, or at any adjournment thereof;

                 (ii) if the Merger shall not have been consummated on or before 5:00 p.m. New York time on February 15, 2008 (such date being, the "Termination Date"); provided, however, that the right to terminate this Agreement under this Section 7.1(b)(ii) shall not be available to any party whose failure to fulfill any material covenant or agreement under this Agreement has been the cause of or resulted in the failure of the Merger to occur on or before such date; or

                 (iii) in the event of a breach by the other party of any representation, warranty, covenant or other agreement contained in this Agreement which (A) would give rise to the failure of a condition set forth in Section 6.2(a) or (b) or Section 6.3(a) or (b), as applicable, if it were to be continuing as of the Closing Date and (B) cannot be or has not been cured by the earlier of (x) 30 days after the giving of written notice to the breaching party of such breach and the basis for such notice, and
     (y) the Termination Date (a "Terminable Breach"); provided that the terminating party is not then in Terminable Breach of any representation, warranty, covenant or other agreement contained in this Agreement;

             (c) by Parent within 15 Business Days thereafter if (i) the Board of Directors of the Company or any committee thereof shall have publicly withdrawn, modified or changed, in any manner that is adverse to Parent, its approval or recommendation to the stockholders of the Company with respect to this Agreement and the Merger, (ii) a tender or exchange offer that would constitute a Takeover Proposal is commenced by a Third Party and the Board of Directors or a committee thereof fails to recommend against acceptance of such tender or exchange offer within 10 Business Days after the commencement thereof (it being understood and agreed that any "stop, look and listen" communication by the Board of Directors of the Company to the stockholders of the Company pursuant to Rule 14d-9(f) of the Exchange Act, or any substantially similar communication to the stockholders of the Company, shall not be deemed to constitute a withdrawal, modification or change of its recommendation of this Agreement or the Merger), or (iii) the Board of Directors of the Company or any committee thereof publicly approves or recommends any Superior Proposal or approves any letter of intent, agreement in principle, acquisition agreement or similar agreement relating to any Superior Proposal (other than a permitted confidentiality agreement); and

             (d) by the Company if the Board of Directors of the Company or any committee thereof has received a Takeover Proposal that constitutes a Superior Proposal and made an Adverse Recommendation Change; provided that the Company may not effect such termination unless the Company has contemporaneously with such termination tendered payment to Parent of the Company Termination Fee.

         7.2 Notice of Termination; Effect of Termination.

             (a) A terminating party shall provide written notice of termination to the other party specifying with particularity the reason for such termination, and any termination shall be effective immediately upon delivery of such written notice to the other party.

             (b) In the event of termination of this Agreement by any party hereto as provided in Section 7.1, this Agreement shall forthwith become void and there shall be no liability or obligation on the part of any party hereto except with respect to this Section 7.2, the fifth and sixth sentences of
Section 5.2, Section , and ARTICLE VIII; provided, however, that notwithstanding anything to the contrary herein, no such termination shall relieve any party from liability for any damages (including, in the case of the Company, damages based on the consideration that would have otherwise been payable to stockholders of the Company) for intentional breach of any obligation hereunder, or fraud.

         7.3 Expenses and Other Payments.

             (a) Except as otherwise provided in this Agreement, each party hereto shall pay its own expenses incident to preparing for, entering into and carrying out this Agreement and the consummation of the Transactions, whether or not the Merger shall be consummated.

             (b) If (i) Parent terminates this Agreement pursuant to Section 7.1(c) or (ii) the Company terminates this Agreement pursuant to Section 7.1(d), then the Company shall pay Parent a fee of $385 million (the "Company Termination Fee") in cash by wire transfer of immediately available funds to an account of an entity to be designated by Parent. If the fee shall be payable pursuant to clause (i) of the immediately proceeding sentence, the fee shall be paid no later than three (3) Business Days after notice of termination of this Agreement, and if the fee shall be payable pursuant to clause (ii) of the immediately preceding sentence, the fee shall be paid on the date of termination of this Agreement.

             (c) If (i) either Parent or the Company terminates this Agreement pursuant to clause (B) of Section 7.1(b)(i), (ii) at the time of the stockholders' meeting there shall have been publicly announced or disclosed a bona fide Takeover Proposal (provided that any reference in the definition of Takeover Proposal to 15% shall be deemed to be a reference to 40% for the purposes of this clause (ii)) that shall have not been withdrawn at least five
(5) Business Days prior to the date of the vote taken at the stockholders meeting and (iii) within 12 months after the date of such stockholders' meeting, the Company enters into an agreement with respect to a Takeover Proposal, then subject to and at the closing or consummation of such Takeover Proposal the Company shall pay Parent the Company Termination Fee in cash by wire transfer of immediately available funds to an account designated by Parent.

             (d) In no event shall Parent be entitled to receive more than one payment of the Company Termination Fee.

             (e) The parties acknowledge and agree that the agreements contained in this Section 7.3 are an integral part of the transactions contemplated by this Agreement, and that, without these agreements, the parties would not enter into this Agreement. If the Company fails to promptly pay the amount due by it to Parent pursuant to this Section 7.3, and, in order to obtain such payment, Parent commences a suit that results in judgment for Parent for such amount, the Company shall pay Parent its reasonable costs and expenses (including reasonable attorneys' fees and expenses) incurred in connection with such suit, together with interest on such amount from the date such payment was required to be paid pursuant to the terms of this Agreement until the date of payment at the prime rate of the lead bank under the Company's revolving credit agreement in effect on the date such payment was required to be made.

                                  ARTICLE VIII

                               GENERAL PROVISIONS
                               ------------------

         8.1 Schedule Definitions. All capitalized terms in the Company Disclosure Letter and the Parent Disclosure Letter shall have the meanings ascribed to them herein except as otherwise defined therein.

         8.2 Nonsurvival of Representations, Warranties and Agreements. The representations, warranties, and covenants and agreements in this Agreement or in any instrument delivered pursuant to this Agreement shall terminate and be of no further force and effect as of the Effective Time; provided, however, that this Section 8.2 shall not limit any covenant or agreement of the parties hereto which by its terms contemplates performance after the Effective Time.

         8.3 Notices. Any notice or communication required or permitted hereunder shall be in writing and either delivered personally, sent by facsimile transmission, sent by overnight mail via a reputable overnight carrier, or sent by certified or registered mail, postage prepaid, and shall be deemed to be given and received (a) when so delivered personally, (b) upon receipt of an appropriate electronic answerback or confirmation when so delivered by facsimile transmission (to such number specified below or another number or numbers as such Person may subsequently designate by notice given hereunder) (provided that any notice received by facsimile transmission at the addressee's location on any day after 5:00 p.m. (addressee's local time) shall be deemed to have been received at 9:00 a.m. (addressee's local time) on the next Business Day), or (c) two Business Days after the date of mailing to the address below or to such other address or addresses as such Person may hereafter designate by notice given hereunder:


         (i) if to Parent or Merger Sub, to:

               Basell AF
               Hoeksteen 66
               2132 MS Hoofddorp
               Facsimile: +31 0 20 4468 906
               Attention: General Counsel

               and:

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

               Access Industries
               730 Fifth Avenue
               New York, New York 10019
               Facsimile: (212) 977 8112
               Attention: Philip Kassin

               with a required copy to (which copy shall not constitute notice):

               Skadden, Arps, Slate, Meagher & Flom (UK) LLP
               40 Bank Street
               Canary Wharf
               London, England E14 5DS
               Facsimile: +44 207 519 7000
               Attention: Scott Simpson

         (ii) if to the Company, to:

               Lyondell Chemical Company
               One Houston Center
               1221 McKinney Street
               Suite 700, Houston, Texas
               Facsimile: (713) 309 2143
               Attention: Kerry A. Galvin, General Counsel

               with a required copy to (which copy shall not constitute notice):

               Baker Botts, L.L.P.
               One Shell Plaza
               910 Louisiana Street
               Houston, TX 77002
               Facsimile: (713) 229 7775
               Attention: Stephen A. Massad


         8.4 Rules of Construction.

             (a) Each of the parties hereto acknowledges that it has been represented by counsel of its choice throughout all negotiations that have preceded the execution of this Agreement and that it has executed the same with the advice of said independent counsel. Each party and its counsel cooperated in the drafting and preparation of this Agreement and the documents referred to herein, and any and all drafts relating thereto exchanged between the parties shall be deemed the work product of the parties and may not be construed against any party by reason of its preparation. Accordingly, any rule of law or any legal decision that would require interpretation of any ambiguities in this Agreement against any party that drafted it is of no application and is hereby expressly waived.

             (b) The inclusion of any information in the Company Disclosure Letter or Parent Disclosure Letter shall not be deemed an admission or acknowledgment, in and of itself and solely by virtue of the inclusion of such information in the Company Disclosure Letter or Parent Disclosure Letter, as applicable, that such information is required to be listed in the Company Disclosure Letter or Parent Disclosure Letter, as applicable, or that such information is material to the Company and its Subsidiaries taken as a whole, Parent or Merger Sub, as the case may be. The headings, if any, of the individual sections of each of the Parent Disclosure Letter and Company Disclosure Letter are inserted for convenience only and shall not be deemed to constitute a part thereof or a part of this Agreement. The Company Disclosure Letter and Parent Disclosure Letter are arranged in sections corresponding to those contained in Section 3.1 and Section 3.2 merely for convenience, and the disclosure of (i) an item in one section of the Company Disclosure Letter or Parent Disclosure Letter as an exception to a particular representation or warranty and (ii) disclosures made in the Company SEC Documents shall in each case be deemed adequately disclosed as an exception with respect to all other representations or warranties to the extent that the relevance of such item to such other representations or warranties is reasonably apparent on its face from such item, notwithstanding the presence or absence of an appropriate section of the Company Disclosure Letter or Parent Disclosure Letter with respect to such other representations or warranties or an appropriate cross reference thereto.

             (c) The specification of any dollar amount in the representations and warranties or otherwise in this Agreement or in the Company Disclosure Letter or Parent Disclosure Letter is not intended and shall not be deemed to be an admission or acknowledgment of the materiality of such amounts or items, nor shall the same be used in any dispute or controversy between the parties to determine whether any obligation, item or matter (whether or not described herein or included in any schedule) is or is not material for purposes of this Agreement.

             (d) All references in this Agreement to Exhibits, Schedules, Articles, Sections, subsections and other subdivisions refer to the corresponding Exhibits, Schedules, Articles, Sections, subsections and other subdivisions of this Agreement unless expressly provided otherwise. Titles appearing at the beginning of any Articles, Sections, subsections or other subdivisions of this Agreement are for convenience only, do not constitute any part of such Articles, Sections, subsections or other subdivisions, and shall be disregarded in construing the language contained therein. The words "this Agreement," "herein," "hereby," "hereunder" and "hereof" and words of similar import, refer to this Agreement as a whole and not to any particular subdivision unless expressly so limited. The words "this Section," "this subsection" and words of similar import, refer only to the Sections or subsections hereof in which such words occur. The word "including" (in its various forms) means "including, without limitation." Pronouns in masculine, feminine or neuter genders shall be construed to state and include any other gender and words, terms and titles (including terms defined herein) in the singular form shall be construed to include the plural and vice versa, unless the context otherwise expressly requires. Unless the context otherwise requires, all defined terms contained herein shall include the singular and plural and the conjunctive and disjunctive forms of such defined terms. Unless the context otherwise requires, all references to a specific time shall refer to Houston, Texas time.

         8.5 Counterparts. This Agreement may be executed in two or more counterparts, including via facsimile transmission, all of which shall be considered one and the same agreement and shall become effective when two or more counterparts have been signed by each of the parties and delivered to the other parties, it being understood that all parties need not sign the same counterpart.

         8.6 Entire Agreement; No Third Party Beneficiaries. This Agreement (together with the Confidentiality Agreement and any other documents and instruments executed pursuant hereto) constitutes the entire agreement and supersedes all prior agreements and understandings, both written and oral, among the parties with respect to the subject matter hereof. Except for the (i) rights of holders of Company Common Stock to enforce their rights to receive Merger Consideration in accordance with ARTICLE II upon consummation of the Merger in the event the Merger is consummated, and (ii) Indemnified Persons, who are intended to be third party beneficiaries of Section 5.6, and who shall have the right to enforce such provisions directly, nothing in this Agreement, express or implied, is intended to or shall confer upon any Person other than the parties hereto any right, benefit or remedy of any nature whatsoever under or by reason of this Agreement.

         8.7 Governing Law; Venue; Waiver of Jury Trial.

             (a) This Agreement shall be governed by and construed in accordance with the laws of the State of Delaware, without giving effect to the principles of conflicts of law thereof.

             (b) Parent hereby irrevocably designates, appoints and empowers The Corporation Trust Company, 1209 Orange Street, Wilmington, Delaware 19801, as its designee, appointee and agent to receive, accept and acknowledge for and on its behalf, and its properties, assets and revenues, service for any and all legal process, summons, notices and documents which may be served in any such action, suit or proceeding which may be made on such designee, appointee and agent in accordance with legal procedures prescribed for such courts, with respect to any suit, action or proceeding in connection with or arising out of this Agreement.

             (c) THE PARTIES HERETO IRREVOCABLY SUBMIT TO THE JURISDICTION OF THE COURT OF CHANCERY OF THE STATE OF DELAWARE (OR, IF THE COURT OF CHANCERY OF THE STATE OF DELAWARE OR THE DELAWARE SUPREME COURT DETERMINES THAT, NOTWITHSTANDING SECTION 111 OF THE DGCL, THE COURT OF CHANCERY DOES NOT HAVE OR SHOULD NOT EXERCISE SUBJECT MATTER JURISDICTION OVER SUCH MATTER, THE SUPERIOR COURT OF THE STATE OF DELAWARE) AND THE FEDERAL COURTS OF THE UNITED STATES OF AMERICA LOCATED IN THE STATE OF DELAWARE SOLELY IN CONNECTION WITH ANY DISPUTE THAT ARISES IN RESPECT OF THE INTERPRETATION AND ENFORCEMENT OF THE PROVISIONS OF THIS AGREEMENT AND THE DOCUMENTS REFERRED TO IN THIS AGREEMENT OR IN RESPECT OF THE TRANSACTIONS CONTEMPLATED HEREBY, AND HEREBY WAIVE, AND AGREE NOT TO ASSERT, AS A DEFENSE IN ANY ACTION, SUIT OR PROCEEDING FOR

INTERPRETATION OR ENFORCEMENT HEREOF OR ANY SUCH DOCUMENT THAT IT IS NOT SUBJECT THERETO OR THAT SUCH ACTION, SUIT OR PROCEEDING MAY NOT BE BROUGHT OR IS NOT MAINTAINABLE IN SAID COURTS OR THAT VENUE THEREOF MAY NOT BE APPROPRIATE OR THAT THIS AGREEMENT OR ANY SUCH DOCUMENT MAY NOT BE ENFORCED IN OR BY SUCH COURTS, AND THE PARTIES HERETO IRREVOCABLY AGREE THAT ALL CLAIMS WITH RESPECT TO SUCH ACTION, SUIT OR PROCEEDING SHALL BE HEARD AND DETERMINED EXCLUSIVELY BY SUCH A DELAWARE STATE OR FEDERAL COURT. THE PARTIES HEREBY CONSENT TO AND GRANT ANY SUCH COURT JURISDICTION OVER THE PERSON OF SUCH PARTIES AND OVER THE SUBJECT MATTER OF SUCH DISPUTE AND AGREE THAT MAILING OF PROCESS OR OTHER PAPERS IN CONNECTION WITH SUCH ACTION, SUIT OR PROCEEDING IN THE MANNER PROVIDED IN
SECTION 8.3 OR IN SUCH OTHER MANNER AS MAY BE PERMITTED BY LAW SHALL BE VALID AND SUFFICIENT SERVICE THEREOF.

             (d) EACH PARTY ACKNOWLEDGES AND AGREES THAT ANY CONTROVERSY WHICH MAY ARISE UNDER THIS AGREEMENT IS LIKELY TO INVOLVE COMPLICATED AND DIFFICULT ISSUES, AND THEREFORE EACH SUCH PARTY HEREBY IRREVOCABLY AND UNCONDITIONALLY WAIVES ANY RIGHT SUCH PARTY MAY HAVE TO A TRIAL BY JURY IN RESPECT OF ANY LITIGATION DIRECTLY OR INDIRECTLY ARISING OUT OF OR RELATING TO THIS AGREEMENT OR THE TRANSACTIONS CONTEMPLATED BY THIS AGREEMENT. EACH PARTY CERTIFIES AND ACKNOWLEDGES THAT (I) NO REPRESENTATIVE, AGENT OR ATTORNEY OF ANY OTHER PARTY HAS REPRESENTED, EXPRESSLY OR OTHERWISE, THAT SUCH OTHER PARTY WOULD NOT, IN THE EVENT OF LITIGATION, SEEK TO ENFORCE THE FOREGOING WAIVER; (II) SUCH PARTY UNDERSTANDS AND HAS CONSIDERED THE IMPLICATIONS OF THE FOREGOING WAIVER; (III) SUCH PARTY MAKES THE FOREGOING WAIVER VOLUNTARILY AND (IV) SUCH PARTY HAS BEEN INDUCED TO ENTER INTO THIS AGREEMENT BY, AMONG OTHER THINGS, THE MUTUAL WAIVER AND CERTIFICATIONS IN THIS SECTION 8.7.

         8.8 No Remedy in Certain Circumstances. Each party agrees that, should any court or other competent authority hold any provision of this Agreement or part hereof to be null, void or unenforceable, or order any party to take any action inconsistent herewith or not to take an action consistent herewith or required hereby, the validity, legality and enforceability of the remaining provisions and obligations contained or set forth herein shall not in any way be affected or impaired thereby, unless the foregoing inconsistent action or the failure to take an action constitutes a material breach of this Agreement or makes this Agreement impossible to perform, in which case this Agreement shall terminate.

         8.9 Assignment. Neither this Agreement nor any of the rights, interests or obligations hereunder shall be assigned by any of the parties hereto (whether by operation of law or otherwise) without the prior written consent of the other parties except that, prior to the mailing of the Proxy Statement to the Company's stockholders, Merger Sub may assign, in its sole discretion, any or all of its rights, interest and obligations under this Agreement to Parent or to any direct or indirect wholly-owned Subsidiary of Parent, but (x) no such assignment shall relieve Parent or Merger Sub of any of its obligations under this Agreement and (y) no such assignment shall be made that could reasonably be expected to have a Parent Material Adverse Effect or to cause a material delay in the satisfaction of the conditions set forth in Sections 6.1 and 6.2(d). Subject to the preceding sentence, this Agreement will be binding upon, inure to the benefit of and be enforceable by the parties hereto and their respective successors and assigns. Any purported assignment in violation of this Section
8.9 shall be void.

         8.10 Affiliate Liability. Each of the following is herein referred to as a "Company Affiliate") (a) any direct or indirect holder of equity interests or securities in the Company (whether limited or general partners, members, stockholders or otherwise), and (b) any director, officer, employee, representative or agent of (i) the Company or (ii) any Person who controls the Company. No Company Affiliate shall have any liability or obligation to Parent or Merger Sub of any nature whatsoever in connection with or under this Agreement or the transactions contemplated hereby or thereby (other than claims arising out of fraud), and Parent and Merger Sub hereby waive and release all claims of any such liability and obligation.

         8.11 Specific Performance. The parties agree that irreparable damage would occur in the event that any of the provisions of this Agreement were not performed in accordance with its specific terms or were otherwise breached. Each party agrees that, in the event of any breach or threatened breach by any other party of any covenant or obligation contained in this Agreement, the non-breaching party shall be entitled (in addition to any other remedy that may be available to it, including monetary damages) to seek and obtain (a) a decree or order of specific performance to enforce the observance and performance of such covenant or obligation, and (b) an injunction restraining such breach or threatened breach. Each party further agrees that no other party hereto or any other Person shall be required to obtain, furnish or post any bond or similar instrument in connection with or as a condition to obtaining any remedy referred to in this Section 8.11, and each party hereto irrevocably waives any right it may have to require the obtaining, furnishing or posting of any such bond or similar instrument.

         8.12 Joint Liability. Each representation, warranty, covenant and agreement made by Parent or Merger Sub in this Agreement shall be deemed a representation, warranty, covenant and agreement made by Parent and Merger Sub jointly and all liability and obligations relating thereto shall be deemed a joint liability and obligation of Parent and Merger Sub.

         8.13 Amendment. This Agreement may be amended by the parties hereto, by action taken or authorized by their respective Boards of Directors at any time before or after adoption of this Agreement by the stockholders of the Company, but, after any such adoption, no amendment shall be made which by law would require the further approval by such stockholders without first obtaining such further approval. This Agreement may not be amended except by an instrument in writing signed on behalf of each of the parties hereto.

         8.14 Extension; Waiver. At any time prior to the Effective Time, the parties hereto, by action taken or authorized by their respective Boards of Directors, may, to the extent legally allowed: (a) extend the time for the performance of any of the obligations or other acts of the other parties hereto;
(b) waive any inaccuracies in the representations and warranties contained herein or in any document delivered pursuant hereto; and (c) waive compliance with any of the agreements or conditions contained herein. Any agreement on the part of a party hereto to any such extension or waiver shall be valid only if set forth in a written instrument signed on behalf of such party.



               [THE REMAINDER OF THIS PAGE IS INTENTIONALLY BLANK]

IN WITNESS WHEREOF, each party has caused this Agreement to be signed by its respective officer thereunto duly authorized, all as of the date first written above.



                               BASELL AF


                               By:    /s/ Alan S. Bigman
                                  -----------------------------------------
                               Name:  Alan S. Bigman
                               Title: President


                               BIL ACQUISITION HOLDINGS LIMITED


                               By:    /s/ Philip Kassin
                                  -----------------------------------------
                               Name:  Philip Kassin
                               Title: Vice President


                               LYONDELL CHEMICAL COMPANY


                               By:    /s/ Dan F. Smith
                                  -----------------------------------------
                               Name:  Dan F. Smith
                               Title: Chief Executive Officer